Certain information in this document marked with “[Redacted]” has been excluded pursuant to Item 601(b)(2) of Regulation S-K. Such excluded information is not material and is treated by the registrant as private and confidential.

Exhibit 2.1

SALE AND PURCHASE AGREEMENT

by and among

Antonio Romano

Felice Romano

Luigi Romano

Natalina Romano

Evolve S.r.l.

F.A.L. Holdings LLC

as sellers

Campbell Investment Company

as purchaser

relating to

La Regina di San Marzano di Antonio Romano S.p.A.

December 8, 2025

Table of content

1.	DEFINITIONS AND INTERPRETATION	4

2.	SCOPE OF THE AGREEMENT	16

3.	RIGHT OF DESIGNATION	17

4.	WAIVERS	17

5.	PURCHASE PRICE	18

6.	CONDITIONS PRECEDENT	20

7.	NO LEAKAGE	21

8.	INTERIM PERIOD	24

9.	CLOSING	28

10.	REPRESENTATIONS AND WARRANTIES OF SELLERS	31

11.	REPRESENTATIONS AND WARRANTIES OF PURCHASER	31

12.	INDEMNIFICATION BY SELLERS	32

13.	SPECIAL INDEMNITY EVENTS	37

14.	POST CLOSING COVENANTS OF THE SELLERS	39

15.	MISCELLANEA	40

Schedule 1.1.3. - Amended and Restated Supply Agreement		4

Schedule 1.1.6 - AR Management Agreement		4

Schedule 1.1.44 - FR Management Agreement		7

Schedule 1.1.71 - LR Management Agreement		10

Schedule 1.1.81 - Options Agreement		11

Schedule 1.1.104 - SHA		13

Schedule 2.1 - Shares		16

Schedule 5.5 - Second Tranche Payment		19

Schedule (e) - Financial Arrangements COC		20

Schedule 8.1(c) - Interim Period capex and leasing		24

Schedule 8.5 - Financial Arrangements Notice		25

Schedule 8.6 - Data Protection actions and requirements		26

Schedule 8.12 - Inventory Counting Procedures		27

Schedule 9.2(a)(iv) - Resigning directors/auditors’ form of resignation letter		28

Schedule 10.1 - Sellers’ Warranties		31

This sale and purchase agreement, dated December 8, 2025 (the “Agreement”) is entered into,

BY AND AMONG

Felice Romano, [Redacted] (“FR”);

Antonio Romano, [Redacted] (“AR”);

Luigi Romano, [Redacted] (“LR”);

Natalina Romano, [Redacted] (“NR”);

Evolve S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, having its registered office at Napoli, Via Toledo 424, [Redacted], represented herein by Mr. Antonio Romano as Sole Director, duly authorized for the purposes hereof by virtue of the corporate by-laws (“Evolve”);

F.A.L. Holdings LLC, a company organized under the laws of USA, with registered office in 360 Madison Av. 7th Floor, 101017New York (NY), registered with the Companies Register of New York, duly represented by Felice Romano, as special attorney-in-fact, granted with the necessary powers pursuant to the–resolution of the Sole Director of December 4, 2025. (“FAL” and jointly with FR, AR, LR, NR and Evolve, the “Sellers” and each a “Seller”)

- on one side -

and

Campbell Investment Company, a company organized under the laws of Delaware, with registered office in One Campbell Place, Camden NJ, [Redacted], duly represented by Mick J. Beekhuizen, President and Chief Executive Officer pursuant to the resolution of the Board of Directors dated November 19, 2025 (“Campbell” or “Purchaser”);

- on the other side -

(for the purposes of this Agreement, the Sellers and the Purchaser are hereafter also jointly referred to as the “Parties” and each as a “Party”).

WHEREAS:

(A)

La Regina di San Marzano di Antonio Romano S.p.A., a company organized under the laws of Italy, with registered office in Scafati (SA), at Via Nuova San Marzano no. 14, Italy, [Redacted], corporate capital entirely paid in of Euro 8,000,000.00 (“La Regina” or the “Company”), is a leading company in the production of canned tomatoes of premium quality and of ready-to-eat tomato-based pasta sauces, obtained from the transformation of peeled tomatoes (“Company’s Business”).

(B)	La Regina owns a participation representing 20% of the corporate capital of Vera Trima Inc. (“Vera Trima”).

(C)

As of the date hereof, the share capital of La Regina is equal to Euro 8,000,000.00 (eight million) fully paid-in, divided into 8,000.00 (eight thousand) ordinary shares (azioni ordinarie), each having a nominal value (valore nominale) of Euro 1,000.00 (one thousand) and owned as follows:

Shareholder	Percentage (%) of share capital	Value (Euro)	Title
FR	[Redacted]	[Redacted]	Full ownership (piena proprietà)

Evolve	[Redacted]	[Redacted]	Full ownership (piena proprietà)

FAL	[Redacted]	[Redacted]	Full ownership (piena proprietà)

LR	[Redacted]	[Redacted]	Full ownership (piena proprietà)

NR	[Redacted]	[Redacted]	Full ownership (piena proprietà)

AR	[Redacted]	[Redacted]	Full ownership (piena proprietà)

(D)	The Purchaser is a member of the group fully controlled by The Campbell’s Company (respectively, the “Campbell’s Group” and the “The Campbell’s Company”).

(E)

Prior to the date hereof, the Company has carried out the following extraordinary reorganization transactions: (i) on June 10, 2025 the Company sold and transferred to Impera Lux LLC (a company controlled by FR) a participation representing 100% of the corporate capital of La Regina Inc ( “La Regina Inc”); and (ii) on December 3, 2025, the Company signed the deed of de-merger by way of which the Company has spun-off certain non-operational real estate assets to a newly established company (jointly, the “Carve Out”).

(F)

From July 18, 2025 up to November 28, 2025 the Purchaser, directly and through its advisors: (i) had access to a virtual data room hosted by Data Site (“VDR”) and containing business, HR, legal, financial, tax, accounting and environmental data, information and documents relating to the Company and La Regina Atlantica uploaded by the Sellers and its advisors, on the basis of the requests posed by the Purchaser and its advisors; (ii) had the opportunity to submit further questions and meet the advisors of the Sellers and the management of the Company to obtain clarifications and answers relating to the Company and the data room documents, as recorded in the tracker uploaded to the VDR (the “Q&A Tracker“) ((i) and (ii) collectively defined as “Due Diligence Information and Documents”); and (iii) conducted a due diligence on the Company (the “Due Diligence”), which included the review of the Due Diligence Information and Documents. The Due Diligence Information and Documents have been recorded in a dedicated unmodifiable USB Key certified by Data Site and will be delivered in several identical copies by same to the Sellers and the Purchaser within 5 (five) Business Days from the date hereof, with the certification by Data Site that the cut-off date of the Due Diligence Information and Documents in the USB Key is the date of this Agreement.

(G)

Concurrently and in the same context of the completion of the La Regina Transaction (as defined below), The Campbell’s Company, through its subsidiary Campbell Soup Supply Company L.L.C., a company organized under the laws of Delaware, with registered office in One Campbell Place, Camden NJ, 08103, [Redacted] (“CSSC”), will acquire a participation in La Regina Atlantica LLC, a company duly incorporated under the laws of Georgia, with registered office in 135 Industrial Drive, 31501 Alma (GA - USA) (“La Regina Atlantica”) through the acquisition of Felix Global Holdings Corporation a company organized under the laws of Delaware, with registered office in 757 Third Avenue, 20th Floor, 10017 New York, registered with the Companies Register of Delaware (“Felix”), whose entire share capital is held by FR (the “La Regina Atlantica Transaction”). On the date hereof and concurrently with the execution of this Agreement, CSSC and Felix will enter into the sale and purchase agreement concerning the La Regina Atlantica Transaction attached under Schedule (G) (the “La Regina Atlantica SPA”) whereby, inter alia, CSSC agrees to acquire from Felix, which agrees to sell, a participation representing 49% (forty-nine percent) of the share capital of La Regina Atlantica, it being understood that the purchase price will be paid in two tranches as follows: (i) a portion of the purchase price representing 25% (twenty-five percent) of the equity value of La Regina Atlantica on the Closing Date, and (ii) a portion of the purchase price representing 24% (twenty-four percent) of the equity value of La Regina Atlantica 12 (twelve) months after the Closing Date (i.e., on the First Anniversary Date). Pursuant to the shareholders’ agreement attached to the La Regina Atlantica SPA, CSSC and Felix have further agreed on the terms and conditions of the corporate governance of La Regina Atlantica, including inter alia the terms and conditions by which FR, AR and LR will act as managers of LA Regina Atlantica, and the sale and purchase of the remaining stake of 51% (fifty-one percent) of the share capital of La Regina Atlantica to be effected through a call and put option mechanism.

(H)	This Agreement is entered into to set forth the terms and conditions upon which the Parties have agreed to carry out a transaction consisting of:

(i)

the sale, by the Sellers, and the purchase, by the Purchaser, of a stake representing 49% (forty-nine percent) of the share capital of the Company, it being understood that the purchase price will be paid in two tranches as follows: (i) the First Tranche Purchase Price (as defined below) equal to 25% (twenty-five percent) of the equity value of the Company on the Closing Date (as defined below), and (ii) the Second Tranche Purchase Price (as defined below) equal to 24% (twenty-four percent) of the equity value of the Company 12 (twelve) months after the Closing Date (i.e. on the First Anniversary Date, as defined below); and

(ii)

the regulation of the corporate governance of the Company pursuant to the SHA (as defined below), including the terms and conditions by which FR, AR and LR will act as managers of the Company, according to the provisions of the Management Agreements (as defined below), as well as the other rights and obligations of the Parties in connection with the Transaction; and

(iii)

the sale and purchase of the remaining stake of 51% (fifty-one percent) of the share capital of the Company to be effected through a call and put option mechanism as set forth in the Options Agreement (as defined below),

(the “La Regina Transaction” and, jointly with La Regina Atlantica Transaction, the “Transaction”).

NOW THEREFORE, THE PARTIES AGREE as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.

In this Agreement (including the Schedules and their Appendices), in addition to the capitalized terms and expressions as are defined elsewhere in this Agreement, the following capitalized terms and expressions shall have the following meaning (such meanings to be equally applicable to both the singular and plural forms of the defined terms):

1.1.1.

“Affiliate”: means, with respect to any Person an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by, or under common control with, such Person.

1.1.2.	“Agreement”: means this sale and purchase agreement.

1.1.3.	“Amended and Restated Supply Agreement”: means the amendment to the Manufacture and Supply Agreement Amendment, a copy of which is attached hereto under Schedule 1.1.3.

1.1.4.	“AR”: has the meaning specified in the introductory part of this Agreement.

1.1.5.

“AR and LR Settlements”: means the individual settlement agreements to be entered – before a certified labour office (e.g., Commissione di Conciliazione Roma Tre, Commissione di Conciliazione UNIMORE, etc.) – between the Company and, respectively, AR and LR, whereby AR and LR, pursuant to article 2113, paragraph IV of the ICC, irrevocably and unconditionally waives any possible right, action, demand or claim against the Company, in relation to any current and past relationship entertained by the same with the Company (including, but not limited to, their past employment relationship and the current corporate one as directors of the Company) as well as to any activity and service performed in favour of the Company at any title / nature and in any time. The AR and LR Settlements shall be in a form to be agreed among the Parties.

1.1.6.

“AR Management Agreement”: means the management agreement to be entered into on the Closing Date between the Company and AR, as site operation director of La Regina, attached hereto under Schedule 1.1.6.

1.1.7.

“Authority”: means any competent Italian, EU, or other domestic or foreign or supranational governmental, judicial, legislative, tax, regulatory, labour, social security, supervisory or administrative authority or any subdivision, agency, commission, court or office thereof, including any antitrust authority.

1.1.8.	“Authorization”: means any authorisation, concession, licence, consent, permission, approval, registration, recognition, exemption, notification or membership of an Authority or similar status.

1.1.9.	“Breach”: has the meaning set forth in Clause 12.1.

1.1.10.	“Business Day”: means any day, except Saturday, Sunday or any day on which banks are generally not open for ordinary business in Salerno (Italy) and New York (USA).

1.1.11.	“Campbell’s Business”: means manufacturing and marketing of high-quality, branded food and beverage products across two main divisions, Meals and Beverages and Snacks.

1.1.12.	“Campbell’s Group”: has the meaning set forth in Recital (D).

1.1.13.	“CSSC”: has the meaning set forth in Recital (G).

1.1.14.	“Carve Out”: has the meaning set forth in Recital (E).

1.1.15.	“Civil Code”: means the Italian civil code, as approved by Royal Decree, dated March 16, 1942, No. 262, as subsequently amended and supplemented.

1.1.16.	“Civil Environmental Proceeding”: means the civil proceeding before the Court of Nocera Inferiore No. 4124/2023.

1.1.17.

“Closing”: means the endorsement and delivery to the Purchaser of the share certificates representing the Shares, the payment by the Purchaser to the Sellers of the First Tranche Purchase Price in accordance with Clause 5, as well as the completion of (i) all the activities envisaged under Clause 9.2 and (ii) all other formalities and the performance of all other obligations instrumental in bringing into effect and making enforceable against the Company and the third parties such purchase and sale.

1.1.18.	“Closing Date”: has the meaning set forth in Clause 9.1.

1.1.19.	“Company” or “La Regina”: has the meaning set forth in Recital (A).

1.1.20.	“Company’s Business”: has the meaning set forth in Recital (A).

1.1.21.	“Conditions Precedent” and “Condition Precedent”: have the meaning set forth in Clause 6.1.

1.1.22.	“Confidential Information”: has the meaning set forth in Clause 15.2.1.

1.1.23.

“Control”: has the meaning provided in Article 2359, first paragraph, no. 1, of the Civil Code or, in respect of any Person which is not incorporated under Italian Laws, any corresponding provisions under applicable Law, and the words “controlling”, “controlled” and “subject to common control” shall be construed accordingly.

1.1.24.	“Criminal Environmental Proceedings”: means the criminal proceeding before the Court of Nocera Inferiore No. 4174/2020, and the criminal proceeding before the Court of Nocera Inferiore No. 6156/2020.

1.1.25.

“Dangerous Substance”: means any natural or artificial substance or thing (whether in the form of a solid, liquid, gas, vapour, or any other form), which is: (i) capable (alone or in combination) of causing harm to any living organism or damaging the environment or the public health, including, but not limited to, controlled, special, hazardous, polluting, toxic or dangerous substances, waste, radiation, electricity or heat; and/or (ii) regulated by or under any environmental Laws

1.1.26.

“Data Protection Laws”: means all applicable data protection Laws (e.g., GDPR, Legislative Decree No. 196/2003) and related guidelines, provisions and measures (e.g., those issued by competent Data Protection Authorities or the European Data Protection Board).

1.1.27.	“Designation Notice”: has the meaning set forth in Clause 3.1.

1.1.28.	“Designee”: has the meaning set forth in Clause 3.

1.1.29.	“Due Diligence”: has the meaning set forth in Recital (F).

1.1.30.	“Due Diligence Information and Documents”: has the meaning set forth in Recital (F).

1.1.31.

“Encumbrance”: means (a) any mortgage, charge, lien, pledge, attachment, seizure or other encumbrance securing any obligation of any Person; (b) any option, right to acquire, right of pre-emption, right of set-off or other arrangement under which money or claims to, or for the benefit of, any Person may be applied or set off so as to effect discharge of any sum owed or payable to any Person; (c) any assignment, hypothecation, title retention, claim, restriction, power of sale or any type of preferential arrangement the effect of which is to give a creditor in respect of indebtedness a preferential position in relation to any asset of a Person on any insolvency proceeding of that Person; or (d) any usufruct, burden, easement or any other third party right, including any in rem right (diritto reale) or enjoyment right (diritto di godimento).

1.1.32.	“Environmental Proceedings”: means the Criminal Environmental Proceedings and the Civil Environmental Proceeding.

1.1.33.

“ETS Scheme”: means the scheme set forth by Directive 2003/87/EC of the European Parliament and of the Council of October 13, 2003 establishing a scheme for greenhouse gas emission allowance trading within the Community, as furtherly amended and implemented in Italy by means of Legislative Decree No. 47/2020, as furtherly amended.

1.1.34.	“Euros”: means the lawful currency of the European Union as at the date of this Agreement.

1.1.35.	“Evolve”: has the meaning specified in the introductory part of this Agreement.

1.1.36.	“Executive Acts”: has the meaning set forth in Clause 9.3(b).

1.1.37.	“FAL”: has the meaning specified in the introductory part of this Agreement.

1.1.38.	“Felix”: has the meaning set forth in Recital (G).

1.1.39.	“Financial Arrangements” has the meaning set forth in Clause 16.1 of Schedule 10.1.

1.1.40.	“First Anniversary Date”: means the date falling on the first anniversary of the Closing Date.

1.1.41.	“First Tranche Base Price”: has the meaning set forth in Clause 5.1.

1.1.42.	“First Tranche Purchase Price”: has the meaning set forth in Clause 5.1(a).

1.1.43.	“FR”: has the meaning specified in the introductory part of this Agreement.

1.1.44.

“FR Management Agreement”: means the management agreement to be entered into on the Closing Date between the Company and FR, as chairman and chief executive officer of La Regina, attached hereto under Schedule 1.1.44

1.1.45.	“Fundamental Warranties”: has the meaning set forth in Clause 12.2.1.

1.1.46.	“ICC”: has the meaning set forth in Clause 15.17.

1.1.47.

“Independent Auditors”: means jointly Professor Tiziano Onesti, designated by the Purchaser, and Professor Elbano de Nuccio, designated by the Original Shareholders, or, should any or both of those latter persons not be available or in any case do not accept the appointment as “Independent Auditors” pursuant to this Agreement for any reason whatsoever, an independent auditing company of international repute, as may be agreed in writing by the Parties or, failing agreement within 5 (five) Business Days of the date on which either Sellers or Purchaser propose such an independent auditing company in writing to the other Party, as may be appointed on application of either Sellers or Purchaser by the President of the Court of Milan amongst auditing companies of international repute with international standing, independent from the Parties. If the Independent Auditors require the execution of an engagement letter or similar agreement as the condition for its agreeing to perform the services under this Agreement, the Parties agree to negotiate the engagement letter with the Independent Auditors in good faith in accordance with the applicable provisions of this Agreement and consistent with the terms and conditions generally applied by the Independent Auditors to similar engagements, to the extent that such terms and conditions do not conflict with the provisions of this Agreement, it being understood that if either Party does not execute such engagement letter the other Party will be entitled to sign such engagement letter and to instruct the Independent Auditors to act also on behalf of such Party which has not executed the engagement letter.

1.1.48.

“Intellectual Property”: means all intellectual property rights and industrial property rights throughout the world, including (i) trademark rights, whether registered or unregistered, in brand names, service marks, certification marks, collective marks, Internet domain names, logos, slogans, symbols and trade dress, all registrations, renewals and applications for registration of the foregoing, (ii) rights under patents, patent applications, including utility and design patents and other rights with respect to utility models, registered designs, invention disclosures and plant varieties, (iii) rights in trade secrets, know-how and other confidential and proprietary information, and (iv) copyrights and equivalent rights in works of authorship (including software), and rights in design, and including all registrations and applications therefor and moral rights or equivalent rights.

1.1.49.	“Interim Period”: means the period commencing on the Signing Date and ending on the Closing Date.

1.1.50.	“Invitalia”: means the National Agency for Investment Attraction and Business Development S.p.A.

1.1.51.

“Invitalia 1 Grant”: means the non-repayable incentive of Euro 11,955,490 granted to the Company by Invitalia for the project aimed at enhancing and optimizing of the production processes carried out at the Company’s site located in Via Nuova San Marzano 14, Scafati.

1.1.52.	“Invitalia 2 Amounts”: has the meaning set forth in Clause 5.7.

1.1.53.	“Invitalia 2 Deferred Payment”: has the meaning set forth in Clause 5.7.

1.1.54.

“Invitalia 2 Grant”: means the non-repayable incentive of up to Euro 25,000,000 to be granted to the Company by Invitalia for projects aimed at: (i) increasing the production capacity of ready-made sauces and tomato-based semi-finished products, and (ii) product diversification through the production of frozen pizzas.

1.1.55.

“Italian Accounting Principles”: means the Italian accounting principles (and relevant interpretations) contained in the Civil Code and issued by the National Chartered Accountants and Accountants Association (Consiglio Nazionale dei Dottori Commercialisti and Consiglio Nazionale dei Ragionieri) as amended by the Italian Accounting Entity (Organismo Italiano di Contabilità – “OIC”), together with the Italian accounting standards issued by OIC, applied consistently with the past practice of the Company.

1.1.56.	“La Regina Atlantica”: has the meaning set forth in Recital (G).

1.1.57.	“La Regina Atlantica SPA”: has the meaning set forth in Recital (G).

1.1.58.	“La Regina Atlantica Transaction”: has the meaning set forth in Recital (G).

1.1.59.	“La Regina Inc”: has the meaning set forth in Recital (E).

1.1.60.

“Law”: means any legislation, law, statute, regulation, norm, decree, code, deed and directive, rules of common law, and/or judgments, as well as any judicial or administrative interpretation of each of the foregoing, whether supra-national, European, U.S., national, regional and/or local, including conventions and other agreements between states, or between states and the European Union, United States of America or other supranational bodies, and/or any order of any competent Authority that is binding for the reference Persons and/or applicable to the reference circumstances in the context where the definition is used in this Agreement.

1.1.61.	“Leakage” means any of the following actions occurred in the period between the Locked Box Date and the Closing Date:

(a)

any payment or declaration of any dividends (whether in cash or in kind), reserves, repayment of shareholder loans (both in terms of principal amount and interests) or similar distribution, or any reduction or redemption of the paid-up registered capital of the Company;

(b)	any issuing of instruments or granting of other equity interests by the Company;

(c)	the granting of any loan by the Company to the Sellers’ Related Parties, including their respective shareholders;

(d)

any payments, or undertakings to pay, whether in cash or in kind (including without limitation in form of waivers, releases, deferrals, discounts, write-offs, promises, declarations of assumptions, coverage of cost and expenses or other beneficial measures), by the Company to the Sellers’ Related Parties, including their respective shareholders;

(e)

any assumption, discharge, guarantee, indemnification, incurring or increase of any liability by the Company, including any contingent liability or off-balance sheet liability, vis-à-vis the Sellers’ Related Parties, including their respective shareholders;

(f)

any commission, rebate, discount, bonus or amount (whether in cash or in kind) paid by the Company to any Person, including advisors or brokers, as an incentive to enter into, complete, or otherwise triggered by, the transactions contemplated in this Agreement;

(g)	costs, fees or other compensations (including bonuses and success fees) to external advisors paid or incurred by the Company in connection with the Transactions;

(h)	payment of any bonus or other compensation by the Company to directors or employees in connection with the Transaction;

(i)	any agreement or undertaking to do any of the foregoing; and

(j)	any cost or Tax incurred by the Company as a consequence of any of the foregoing.

1.1.62.	“Leakage Adjustment”: has the meaning set forth in Clause 7.3.

1.1.63.	“Leakage Claim”: has the meaning set forth in Clause 7.3.

1.1.64.	“Leakage Claim Term”: has the meaning set forth in Clause 7.4.

1.1.65.	“Leakage Disputed Matters”: has the meaning set forth in Clause 7.5.

1.1.66.

“Locked Box Accounts”: means the audited financial statements of the Company for the financial year ending on June 30, 2025, duly approved by the shareholders’ meeting of the Company on December 2, 2025.

1.1.67.	“Locked Box Date”: means June 30, 2025.

1.1.68.	“Long-Stop Date”: has the meaning set forth in Clause 6.1.

1.1.69.

“Loss”: means any damage, loss (including loss of profits), cost (including reasonable and properly incurred legal costs and experts’ and consultants’ fees), penalty, fine, charge, surcharge, expense, claim, demand, liability, duty, Tax, and obligation of every nature (including social security ones), whether deriving from contract, common or civil law, statute or otherwise.

1.1.70.	“LR”: has the meaning specified in the introductory part of this Agreement.

1.1.71.

“LR Management Agreement”: means the management agreement to be entered into on the Closing Date between the Company and LR, as business development director of La Regina, attached hereto under Schedule 1.1.71.

1.1.72.	“Management Agreements”: means, collectively, the FR Management Agreement, the LR Management Agreement and the AR Management Agreement.

1.1.73.

“Manufacture and Supply Agreement”: means the product manufacture and supply agreement entered into on January 1, 2018 between La Regina Inc, as supplier, La Regina, as manufacturer, and CSSC, as successor-in-interest to Rao’s Specialty Foods Inc. (a company of the Campbell’s Group), as client, as subsequently amended and supplemented.

1.1.74.

“Material Adverse Change”: means any negative and unforeseeable event that, based upon objective circumstances, actually results in a durable material adverse effect on the economic results and/or on the financial conditions of the Company and/or La Regina Atlantica (taken as whole) occurred during the Interim Period and/or likely of causing a material reduction, break-down or discontinuation of the production capacity of the Company and/or La Regina Atlantica (such as, but not limited to, acts of war, sabotage, terrorism or military actions, pandemics, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, material changes - or threat of changes - in customs’ duties and/or tariffs and wild fires), provided that, only with respect to material changes – or threat of changes – in customs’ duties and/or tariffs, such effect and/or reduction shall be deemed material if and only if it results, or would reasonably be expected to result, in an amount equal to at least 40% (forty per cent) reduction of the EBITDA of the Company and La Regina Atlantica, compared to the EBITDA stated in the Locked Box Accounts.

1.1.75.	“Material Contracts” – means any agreement to which the Company is a party providing for an amount exceeding US Dollars (or its currency equivalent) 6,000,000.00 (six million/00) in 2024.

1.1.76.

“Notary Public”: means Federico Magliulo, Notary Public in Rome or any other Italian Notary Public possibly selected by the Purchaser and communicated to the Sellers by no later than 3 (three) Business Days respectively the Closing Date.

1.1.77.	“Notice of Challenge”: has the meaning set forth in Clause 7.5.

1.1.78.	“Notice of Claim” has the meaning set forth in Clause 12.3.1.

1.1.79.	“Notified Leakage Amount”: has the meaning set forth in Clause 7.2.

1.1.80.	“NR”: has the meaning specified in the introductory part of this Agreement.

1.1.81.

“Options Agreement”: means the agreement to be entered into among the Parties at the Closing Date, regulating the call option to be granted in favour of the Purchaser and the put option to be granted in favour of the Sellers, in the form attached hereto as Schedule 1.1.81.

1.1.82.

“Ordinary Course of Business”: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is taken in the ordinary course of the normal, day-to-day, operations of such Person acting reasonably, in a prudent and responsible manner and in any case in compliance with applicable Laws and consistently with the past practice; and (b) does not require authorization by the quotaholders/shareholders of such Person (or by any Person or group of Persons exercising similar authority).

1.1.83.	“Parties” and “Party”: have the meanings specified in the introductory part of this Agreement.

1.1.84.

“Permitted Leakage”: means any of the following actions, supported by relevant documentation for Tax deductibility, made by the Company as from the Locked Box Date, and directed to, or for the benefit of, directly or indirectly, the Sellers and/or any of their Related Parties:

(a)

any amount paid by the Company to: (i) Evolve S.r.l. pursuant to, and in accordance with the terms and conditions set forth in the supply agreement between the Company and Evolve S.r.l. dated January 3, 2016, up to the pro-rata amount of the yearly consideration equal to Euro 12,000,000 (twelve million); and (ii) La Rinascita S.r.l. pursuant to, and in accordance with the terms and conditions set forth in the supply agreement between the Company and La Rinascita S.r.l. dated October 28, 2024, up to the pro-rata amount of the yearly consideration equal to Euro 26,000,000.00 (twenty six million);

(b)

(i) the remuneration to be paid to FR, AR, and LR as directors of the Company based on the resolutions passed by (1) the Company’s shareholders meeting on June 20, 2024 and (2) the Company’s board of directors on June 26, 2024, up to the pro-rata amount of the yearly aggregate remunerations of all of FR, AR and LR equal to [Redacted]; and (ii) the compensation to be paid to NR on the basis of her employment agreement with the Company dated November 8, 2017, up to the pro-rata amount of the yearly compensation equal to [Redacted]; and

(c)

any amount to be paid to La Scafatese football team based on the sponsorship agreement between the latter and the Company dated August 1, 2025, up to the pro-rata amount of the yearly consideration equal to Euro 1,350,000.00 (one million three hundred fifty thousand).

1.1.85.

“Person”: means any individual, company, firm, general or limited partnership, joint venture, corporation, proprietorship, association, trust, governmental body, agency or institution of a government, or any other organization or entity, public or private.

1.1.86.	“Price Allocation”: has the meaning set forth in Clause 5.2.

1.1.87.	“Purchase Price”: has the meaning set forth in Clause 5.1(b).

1.1.88.	“Purchaser” or “Campbell”: has the meanings specified in the introductory part of this Agreement.

1.1.89.	“Q&A Tracker”: has the meaning set forth in Recital (F).

1.1.90.

“Related Party”: means with respect to any Person, another Person which is “related party (parte correlata)” of such above Person (according to the provisions of the CONSOB resolution no. 17221 dated 12 March 2010 as subsequently amended and/or supplemented, or, in respect of any Person which is not incorporated under Italian Laws, any corresponding provisions under applicable Law).

1.1.91.	“Relevant Percentage”: means the percentage of share capital of La Regina owned, from time to time, by the Purchaser.

1.1.92.	“Representatives”: has the meaning set forth in Clause 15.2.2.

1.1.93.	“Resigning Auditors”: has the meaning set forth in Clause 10.2(a).

1.1.94.	“Resigning Directors”: has the meaning set forth in Clause 10.2(a).

1.1.95.	“Restricted Activity”: has the meaning set forth in Clause 1.1.1(a).

1.1.96.

“Sale and Lease Back Agreement”: means the sale and lease back agreement entered into on May 27, 2020, between the Company and SG Leasing S.p.A. concerning the industrial complex in Scafati (Salerno) (Italy) located at via Nuova San Marzano n. 81.

1.1.97.

“Seasonal Employees”: means (i) the employees of La Regina currently employed under a seasonal employment relationship (“rapporto di lavoro stagionale”), and/or (ii) the employees whose seasonal employment relationship with La Regina terminated, for any reason whatsoever, over the last 12 (twelve) years starting from the Signing Date.

1.1.98.

“Seasonal Employees Settlements”: means the individual settlement agreements to be entered – before a certified labour office (e.g., Commissione di Conciliazione Roma Tre, Commissione di Conciliazione UNIMORE, etc.) – between the Company and the Seasonal Employees, whereby each of the Seasonal Employees, pursuant to article 2113, paragraph IV of the ICC, irrevocably and unconditionally waives any possible right, action, demand or claim against the Company.

1.1.99.	“Second Tranche Purchase Price”: has the meaning set forth in Clause 5.1(b).

1.1.100.	“Sellers”: has the meanings specified in the introductory part of this Agreement.

1.1.101.	“Sellers’ Banks Accounts”: means the following bank accounts opened in the name of each Seller:

Sellers	Bank	IBAN / Routing number
FR	[Redacted]	[Redacted]

AR	[Redacted].	[Redacted]

LR	[Redacted]	[Redacted]

NR	[Redacted]	[Redacted]

Evolve	[Redacted]	[Redacted]

FAL	[Redacted]	[Redacted]

1.1.102.	“Sellers’ Representatives”: has the meaning set forth in Clause 15.6.1.

1.1.103.	“Sellers’ Warranties”: has the meaning set forth in Clause 10.1.

1.1.104.	“SHA”: means the shareholders’ agreement to be entered into among the Parties on the Closing Date in the form attached hereto as Schedule 1.1.104.

1.1.105.	“Shares”: has the meaning set forth in Clause 2.1.

1.1.106.	“Signing Date”: means the date on which this Agreement is executed and entered into by the Parties by way of exchange of business correspondence.

1.1.107.	“Special Indemnity Events”: has the meaning set forth in Clause 13.1.

1.1.108.

“Special Tax Events”: means: (i) the events and circumstances outlined in the audit report dated June 18, 2025, as well as such events and circumstances having the same nature of those outlined in the mentioned audit report for the subsequent fiscal years still open to Tax assessment, including the one in which the Closing Date falls: (ii) the recharacterization of the transaction envisaged under the Sale and Lease Back Agreement; (iii) the set-off of any Company’s Tax Credit against any Company’s Tax liability; and (iv) the failure to file Internal Revenue Service Form 5471s with respect to the Company.

1.1.109.	“Tax”: means:

(a)

all amounts in the nature of taxation, whether charged, imposed, levied, withheld, collected or assessed, final or on account, by reference to gross or net income, gross receipts, turnover, gains, asset values, capital, sales, goods and services, use, ad valorem, franchise, license, employment, payroll, premium, value added or other reference (including without limitation, corporate income tax (e.g., IRES), value-added tax, business taxes, real estate or windfall profits taxes, surtaxes, environmental transfer taxes, transfer taxes (e.g. cadastral taxes, mortgage taxes, registration tax, financial transaction tax), taxes on productive activities (e.g. IRAP), social security taxes, national health contribution, pension and employment insurance contributions, any other employment-related contributions, payroll taxes or income taxes paid on behalf of any employee, customs, duties or similar fees, excise tax, local or regional taxes) wherever chargeable or imposed for support of any Tax Authority and whether of Italy or any other jurisdiction irrespective of the Person against whom the same are directly or primarily chargeable including any amounts of taxes for which there is joint and several liability; and

(b)	any penalty, fine, surcharge, interest, charge and/or cost payable in connection with any taxation within letter (a) above.

1.1.110.

“Tax Credit”: means all Tax credits that the Company has accrued and/or booked and/or claimed up to the Closing Date, including, but not limited to, any R&D Tax credit, any Tax credit investment in South of Italy, any Tax credit for instrumental good and for super eco/sisma bonus.

1.1.111.	“Territory”: means European and North America.

1.1.112.	“The Campbell’s Company”: has the meaning set forth in Recital (D).

1.1.113.	“Third Party Claim”: has the meaning set forth in Clause 12.3.1.

1.1.114.

“Trade Restrictions”: means all applicable Laws and regulations with regard to the supply, sale, transfer, export, re-transfer, re-export of material and immaterial goods (including, but not limited to, finished goods, raw materials, spare parts, tools, services, software, technologies). Applicable Laws and regulations include those relating to trade sanctions (including, but not limited to, comprehensive or sectoral embargoes and restricted persons) and export controls (including, but not limited to, military or dual usage products), altogether defined hereafter as “Trade Restrictions”. For the avoidance of doubt, all applicable laws and regulations could include those originating out of the United Nations, the European Union, the OSCE, or the United States of America and expressly include the Russia Sanctions Regulations.

1.1.115.	“Transaction”: has the meaning set forth in Recital (H).

1.1.116.	“US Dollars”: means the lawful currency of the United States of America as at the date of this Agreement.

1.1.117.	“VAT Decree”: means the Italian Presidential Decree n. 633 of 26 October 1972, as subsequently amended and modified.

1.1.118.	“VAT Receivables”: means all VAT receivables that the Company has accrued up to the Closing Date and/or reported in the VAT tax returns.

1.1.119.	“VDR”: has the meaning set forth in Recital (F).

1.1.120.	“Vera Trima”: has the meaning set forth in Recital (B).

1.2.	Interpretation

1.2.1.	In this Agreement, unless otherwise specified:

-	references to Schedules, Recitals and Clauses are to the Schedules of, and Recitals to, and Clauses of, this Agreement. The Recitals form an integral part of this Agreement;

-

references to any Law shall be construed as references to such Law as it has been, or may from time to time be, amended, supplemented, modified or re-enacted and to any subordinate legislation from time to time made under the relevant Law (as so amended, modified or re-enacted);

-	the headings are inserted for convenience only and shall not affect the interpretation or construction of this Agreement;

-	references to any gender shall include both other genders, and references to the singular include the plural and vice versa;

-	references to the words “include” and “including” are illustrative, do not limit the sense of the words preceding them and shall be deemed to include the expression “without limitation”;

-	references to “writing” or “written” include any non-transient means of representing or copying words legibly;

-

the obligation of a Party to use its “efforts”, whether best or reasonable, to accomplish an objective shall not be construed as an absolute obligation to ensure that such objective is, in fact, reached and does not require the expenditure of funds, the incurrence of a liability or the commencement of a judicial action on the part of that Party (unless such actions are imposed by other provisions of this Agreement);

-

any reference in this Agreement to an obligation of a Party to procure or cause that another Person complies with an obligation shall be construed as a “promessa dell’obbligazione o del fatto del terzo” under article 1381 of the Civil Code;

-

any reference in this Agreement to a “day” or number of “days”, without the explicit qualification of Business Day(s), will be interpreted as a reference to a calendar day or number of calendar days. When calculating the period of days before which, by which or following which any act is to be done or any step is to be taken under this Agreement, the day that is the reference date in calculating such term will be excluded. If the last day of the relevant term is not a Business Day, the relevant term will end on the next following Business Day. Unless otherwise expressly provided for, any period of time expressed in months will be calculated in accordance with article 2963, paragraphs 4 and 5 of the Civil Code; and

-

the language throughout this Agreement shall in all cases be construed as a whole, in accordance with fair meaning and without any presumption that the terms hereof shall be more strictly construed against one Party than the other by reason of the rule that a document is to be construed more strictly against the Party who has prepared it, it being acknowledged that both Parties have participated in the drafting and negotiation of this Agreement.

1.3.	Schedules

1.3.1.	The following schedules (and their appendices) form an integral part of this Agreement:

Schedule	Title
Schedule 1.1.3.	Amended and Restated Supply Agreement

Schedule 1.1.6	AR Management Agreement

Schedule 1.1.44	FR Management Agreement

Schedule 1.1.71	LR Management Agreement

Schedule 1.1.81	Options Agreement

Schedule 1.1.104	SHA

Schedule 2.1	Shares

Schedule 5.5	Second Tranche Payment

Schedule 6.1(e)	Financial Arrangements CoC

Schedule 8.1(c)	Interim Period capex and leasing

Schedule 8.5	Financial Arrangements Notice

Schedule 8.6	Data Protection actions and requirements

Schedule 8.12	Inventory Counting Procedures

Schedule 9.2(a)(iv)	Resigning directors/auditors’ form of resignation letter

Schedule 10.1	Sellers’ Warranties

2.	SCOPE OF THE AGREEMENT

2.1.	Object and consent

In accordance with the terms and subject to the conditions set forth in this Agreement, on the Closing Date (i) the Sellers – severally and not jointly and each as far as he/she/it is concerned as indicated in Schedule 2.1 – hereby sell and agree to transfer to the Purchaser their respective full ownership (piena proprietà) over n. 3,920 (three thousand nine hundred twenty) shares, representing 49% (forty nine per cent) of the share capital of La Regina (the “Shares”), free and clear from any Encumbrances, and (ii) the Purchaser hereby purchases and, subject to the terms and conditions of this Agreement, agrees to accept the relevant Shares from the Sellers, free and clear from any Encumbrance.

2.2.	Effectiveness of the transfer of the Shares

The transfer of the ownership (proprietà) to, all the Shares, both among the Parties and against third parties, will be effective as of the Closing Date.

2.3.	Economic benefit (godimento)

All the Shares will be transferred to the Purchaser with right to dividends from the Closing Date, it being therefore understood that the financial result of the financial year current at such dates and any dividends, profits and other distributions of any nature whatsoever and howsoever resolved upon, approved for payment or actually paid after such dates, shall be payable to the Purchaser even if they relate to previous financial years or previous parts of the financial year current at such dates.

3.	RIGHT OF DESIGNATION

The Purchaser may designate a wholly owned Affiliate (the “Designee”) to purchase, in whole or in part, the Shares from the Sellers, provided that, anything in article 1403 of the Civil Code to the contrary notwithstanding, such designation shall be made in accordance with the following provisions:

3.1.

the designation shall be deemed validly made if notified in writing to the Sellers together with the written unconditional acceptance by the Designee of the designation and of all the terms and conditions of this Agreement (the “Designation Notice”);

3.2.	the Purchaser shall deliver to the Sellers the Designation Notice no later than 2 (two) Business Days prior to the Closing Date; and

3.3.

the Designee shall acquire all rights and assume all obligations of Purchaser under this Agreement - with respect to the Shares to be actually purchased by the Designee pursuant to the Designation Notice only - effective as of the date on which the Designation Notice is received by the Sellers, and Purchaser shall be released and discharged from any and all obligations vis-à-vis the Sellers arising hereunder. Following receipt by the Sellers of the Designation Notice, with respect to the Shares to be actually purchased by the Designee pursuant to the Designation Notice only, any reference to the Purchaser under this Agreement shall be construed as a reference to the Designee (except for any reference to the Purchaser under Clause 15, which shall be construed as a reference to both the Purchaser and the Designee).

4.	WAIVERS

By executing this Agreement, each of the Sellers expressly (a) consents to the sale and purchase of the Shares under this Agreement, including for purposes of any transfer restriction set forth in the by-laws of the Company or any shareholders’ agreement or any other agreement to which such Seller is a party, (b) waives any right of the Sellers to purchase, sell or otherwise transfer

Shares under the by-laws of the Company, any shareholders’ agreement or any other agreement to which such Seller is a party, including any right of consent (diritto di gradimento), pre-emption right (diritto di prelazione), or withdrawal right (diritto di recesso), with respect to the sale and purchase of the Shares under this Agreement, (c) waives compliance with any notice requirement or procedure (including with respect to any right of consent (diritto di gradimento), pre-emption right (diritto di prelazione), or withdrawal right (diritto di recesso)) that may be applicable under the by-laws of the Company or any shareholders’ agreement or any other agreement to which such Seller is a party, with respect to the sale and purchase of the Shares under this Agreement, (d) confirms that the price agreed as the consideration for her/his/its Shares pursuant to this Agreement is in lieu of any consideration he/she/it may have otherwise had the right to receive pursuant to the bylaws of the Company (as the case may be) and/or any shareholders’ or other agreement concerning her/his/its Shares to which she/he/it is a party, and accordingly, expressly and irrevocably waives any such right to receive such consideration, and (e) agrees that such Seller shall not (and shall cause its Affiliates not to) bring any claim against any Person of the Campbell’s Group, the Company or any of their respective Affiliates related to, arising out of, or in connection with the allocation of the Purchase Price as among the Sellers and/or any of their Affiliates or direct or indirect investors (and/or any other current or former direct or indirect investors in the Company) and/or any current, future or former, investors, directors, officers, employees, managers and/or other representatives of any of the foregoing. Each of the Sellers undertakes to deliver to the Purchaser and/or the Notary on the Closing Date any document concerning any consent and/or waiver necessary or appropriate to consummate the transfer of the Shares in accordance with the terms and conditions set forth in this Agreement, in the form reasonably requested by the Purchaser and/or the Notary.

5.	PURCHASE PRICE

5.1.	As full and final consideration for the Shares, Purchaser hereby undertakes to pay to the Sellers the following amounts in the following tranches:

(a)	the purchase price payable on the Closing Date by Purchaser to the Sellers (the “First Tranche Purchase Price”) shall be equal to:

(i)	USD 118,320,893.67 (one hundred eighteen million three hundred twenty thousand eight hundred ninety-three/67) (the “First Tranche Base Price”);

less (-)

(ii)	any Notified Leakage Amount (if any);

(b)

the purchase price payable on the First Anniversary Date by Purchaser to the Sellers shall be equal to USD 113,588,057.92 (one hundred thirteen million five hundred eighty-eight thousand fifty-seven/92) (the “Second Tranche Purchase Price” and, together with the First Tranche Purchase Price, the “Purchase Price”).

5.2.

The Purchase Price shall be allocated, split and paid among the Sellers proportionally based on the percentage of corporate capital held by any Seller in the Company as follows (the “Price Allocation”):

Sellers	Corresponding percentage (%) of the Purchase Price
FR	[Redacted]

LR	[Redacted]

AR	[Redacted]

NR	[Redacted]

Evolve	[Redacted]

FAL	[Redacted]

5.3.

The Sellers shall calculate the First Tranche Purchase Price by applying the formula set forth in Clause 5.1 and shall communicate the amount thereof to the Purchaser at least 10 (ten) Business Days prior to the Closing Date.

5.4.	The First Tranche Purchase Price shall be paid by Purchaser to the Sellers on the Closing Date in immediately available funds, by wire transfer to the respective Sellers’ Banks Accounts.

5.5.

The Second Tranche Purchase Price shall be paid by Purchaser to the Sellers as at the First Anniversary Date, at the Purchaser’s absolute discretion, either in: (x) immediately available funds, by wire transfer to the respective Sellers’ Banks Accounts; or (y) listed shares issued by The Campbell’s Company at the terms and conditions set forth in Schedule 5.5; or (z) part in immediately available funds pursuant to (x) and in part in listed shares issued by The Campbell’s Company pursuant to (z). In this respect, the Sellers acknowledge and agree that, in the event that the Purchaser elects not to pay the entire Second Tranche Purchase Price in listed shares issued by The Campbell’s Company pursuant to (y) above, the Purchaser will be entitled to pay the Call Option Price (as defined in the Options Agreement) and/or the Put Option Price (as defined in the Options Agreement) pursuant to the Options Agreement in listed shares issued by The Campbell’s Company at the terms and conditions set forth in Schedule 5.5 up to a maximum amount equal to the difference between USD 140,000,000 (one hundred forty million) and the portion of the aggregate of the Second Tranche Purchase Price paid in listed shares issued by The Campbell’s Company pursuant to this Agreement and the Second Tranche Purchase Price (as defined in the La Regina Atlantica SPA) paid in listed shares issued by The Campbell’s Company pursuant to the La Regina Atlantica SPA, as at the First Anniversary Date.

5.6.	The Purchase Price will be subject to adjustments pursuant to Clauses 7, 12 and 13.

5.7.

In addition to the Purchase Price, the Purchaser shall pay to the Sellers an additional deferred consideration equal to any amount of the Invitalia 2 Grant actually received by the Company (the “Invitalia 2 Amounts”) until the later between (i) the date on which the Sellers cease to hold any participation in the Company, and (ii) the date falling on the 10th (tenth) anniversary of the Closing Date (the “Invitalia 2 Deferred Payment”).

5.8.

The Invitalia 2 Deferred Payment, if and to the extent due, shall be paid by the Purchaser to the Sellers pro rata in accordance with the following payment mechanics: (i) in the event the Invitalia 2 Amounts are received by the Company from Invitalia as a single lump sum payment, the Invitalia 2 Deferred Payment shall be paid in full to the Sellers within 15 (fifteen) Business Days of such receipt, in a single payment; or (ii) if the Invitalia 2 Amounts are received in multiple instalments, the Invitalia 2 Deferred Payment shall be paid in the same proportions as the instalments actually received by the Company from Invitalia, by and no later than 15 (fifteen) Business Days following the Company’s receipt of each respective instalment. Any payment shall be made in immediately available funds, by wire transfer to the respective Sellers’ Banks Accounts.

6.	CONDITIONS PRECEDENT

6.1.	Identification of the Conditions Precedent

Pursuant to section 1353 of the Civil Code, the Parties’ obligations to consummate the transaction contemplated hereunder and take the other actions required to be taken by them at the Closing are subject only to the fulfilment or, to the extent permitted by applicable laws, the waiver pursuant to Clause 6.2 below, by June 8, 2026 (the “Long-Stop Date”), of the following conditions precedent:

(a)

no litigation, investigation, or inquiry is pending by any Authority seeking to enjoin, restrain, make illegal or otherwise prohibit the consummation of the Transaction, no requests to hold separate or not to consummate the Transaction shall have been issued by any Authority in writing, and no applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the Transaction as described in this Agreement;

(b)	the non-occurrence of a Material Adverse Change;

(c)	all the Sellers’ Warranties are true and correct in all material respects;

(d)	all the Sellers’ obligations set forth in this Agreement shall have been complied with in all material respects; and

(e)

obtainment of consent(s) and/or waiver(s) in writing with respect to the consummation of the Transaction by the counterparties to the Financial Arrangements containing change of ownership clauses or other clauses limiting the consummation of the Transaction, listed in Schedule 6.1(e).

(the conditions precedent under letters (a), (b), (c), (d) and (e), collectively, the “Conditions Precedent”).

6.2.	Nature of the Conditions Precedent

(a)

The Parties acknowledge and agree that all the Conditions Precedent are provided in the interest of the Purchaser and, as a consequence, to the extent permissible under applicable Laws, can be waived exclusively by the Purchaser.

(b)

Should any of the Conditions Precedent not having been fulfilled for whatever reason or waived by the Parties, to the extent permissible under applicable Laws by the Long-Stop Date, at the request of the Purchaser, to be notified to the Sellers’ Representatives within 10 (ten) Business Days prior to the Long-Stop Date, the relevant date will be extended for a further period of maximum 30 (thirty) Business Days and the Long-Stop Date, as extended pursuant to such provision, shall be the new Long-Stop Date for the purposes of this Agreement.

(c)

If the Conditions Precedent are not fulfilled or waived – to the extent permissible under the applicable Laws – by the Long-Stop Date (as eventually extended), this Agreement will automatically terminate and be of no further force or effect, whereupon the Parties will be released from their respective obligations hereunder except that:

(i)	Clauses 15.2, 15.10, 15.13, 15.16 and 15.17 will survive;

(ii)	any right or obligation which has accrued prior to such termination will survive; and

(iii)

nothing in this Clause 6.2 will relieve either Party from any liability for the breach of any of its obligations hereunder, including, without limitation, the right to damages of any non-defaulting Party pursuant to article 1359 of the Civil Code.

6.3.	Parties’ duties in connection with the Conditions Precedent

The Parties shall use their best efforts in order to enable the satisfaction of the Conditions Precedent as soon as reasonably practicable following the Signing Date. In particular, the Sellers shall (and shall cause La Regina, La Regina Atlantica to):

(a)

consult and cooperate in good faith with the Purchaser and its Representatives with the goal of obtaining satisfaction of the Conditions Precedent as soon as reasonably practicable following Signing Date;

(b)

in the event of any litigation, investigation, or inquiry by any Authority seeking to enjoin, restrain, make illegal or otherwise prohibit the consummation of the Transaction, cooperate with Purchaser and use reasonable best efforts to take actions necessary, proper, or advisable to consummate and make effective the Transaction; and

(c)

promptly provide the Purchaser and its Representatives with all the information and documents requested by the same for the purpose of conforming to the Campbell’s Group reporting standards set forth in Clause 12 of the SHA.

7.	NO LEAKAGE

7.1.	The Sellers hereby:

(a)

represent and warrant to Purchaser that, in the period between the Locked Box Date (excluded) and the Signing Date (included) there has not been any Leakage (nor an agreement or undertaking to make any action which will result in a Leakage); and

(b)	undertake to procure that during the Interim Period there will not be any Leakage (nor an agreement or undertaking to make any action which will result in a Leakage),

in each case other than a Permitted Leakage.

7.2.

By no later than the 10th (tenth) Business Day prior to the Closing Date, Sellers shall notify Purchaser the amount of any Leakage, of which they are aware, which has occurred prior to the date of such notification or is expected to occur on or prior to the Closing (the “Notified Leakage Amount”).

7.3.

Subject to Clauses from 7.4 to 7.8 below, the Sellers undertake to the Purchaser that if Purchaser discovers that, after the Closing Date as a consequence of agreements or undertakings occurred prior to the Closing Date, a Leakage has occurred in breach of the representation and warranty under Clause 7.1(a) above or of any of the undertakings set out in Clause 7.1(b) above and the relevant amount of such Leakage has not been considered as a Notified Leakage Amount and has not been deducted from the First Tranche Base Price pursuant to Clause 5.1(a) or that the amount of any Notified Leakage Amount has not been calculated in accordance with Clause 7.2 above, Purchaser shall be entitled to receive from the Sellers, upon Purchaser’s written request (the “Leakage Claim”), an adjustment to the Purchase Price (the “Leakage Adjustment”) equal to such Leakage on a US Dollar per US Dollar basis, as will be finally determined pursuant to Clauses from 7.4 to 7.8 (included). In case all or part of the Leakage Adjustment falls within charge to Tax in the hands of Purchaser and/or the Company, the Leakage Adjustment shall be increased to an amount which, after deducting or applying such Tax, leaves an amount equal to the payment which would have been due had no Tax been required to be deducted or applied.

7.4.

The liability of Sellers pursuant to this Clause 7 shall terminate 12(twelve) months after the Closing Date (the “Leakage Claim Term”), unless before such date, the Purchaser has notified the Sellers of a Leakage having occurred in breach of the undertakings or the representation and warranty set out in Clause 7.1 or through a Leakage Claim (such term expressly accepted by the Parties as fair and adequate for the purposes of article 2965 of the Civil Code).

7.5.

If a Leakage Claim is made within the Leakage Claim Term, the Sellers shall have the right to object to the Leakage Claim by sending a notice to the Purchaser, under penalty of forfeiture (decadenza), within 20 (twenty) Business Days from the date of receipt of the Leakage Claim, stating, in detail, the grounds of such disagreement (the “Notice of Challenge”). Should the Sellers fail to serve the Notice of Challenge within the above said 20 (twenty) Business Day term, then the Leakage Claim shall be deemed as accepted by Sellers. If a Notice of Challenge has been served by Sellers, Sellers and Purchaser will attempt to amicably resolve any differences which they may have with respect to any matters constituting the subject matter of the Notice of Challenge for a period of 20 (twenty) Business Days following the date of receipt of such Notice of Challenge. If, at the end of such period, the Sellers and the Purchaser fail to reach an agreement in writing with respect to all matters of the Notice of Challenge then all matters as to which agreement has not been so reached (the “Leakage Disputed Matters”), shall, thereafter, be submitted to – and reviewed by – the Independent Auditors.

7.6.

In resolving the Disputed Leakage Matters, the Independent Auditors shall: (i) act as an expert (perito contrattuale) pursuant to Article 1349, paragraph 1, of the Civil Code and not as an arbitrator (arbitratore); (ii) consider only the Leakage Disputed Matter that has not been amicably resolved by the Parties pursuant to Clause 7.5; (iii) come to its determination, which has to be summarily justified, by applying the provisions and the definitions of this Agreement relevant for the purposes of the Leakage Disputed Matter; (iv) take into account the values expressed by the Parties and evaluate any possible written comment, remark and/or objection of the Sellers and the Purchaser and of their respective advisors; (v) determine its own procedure and give the Parties the opportunity to present their reasons and/or representations; (vi) have reasonable access to the offices and to documents, records, employees and advisors of the Company in relation to the Leakage Disputed Matter; and (vii) prepare and deliver to the Parties its determination as soon as reasonably practicable but in no event later than 30 (thirty) Business Days of the execution of its mandate (or the different period set forth under the terms of the Independent Auditors’ mandate).

7.7.

Each Party shall co-operate with the Independent Auditors for the purpose of allowing it to resolve the Leakage Disputed Matter and Purchaser shall make available to the Independent Auditors all the documents and information deemed necessary to prepare its determination.

7.8.

The Independent Auditors’ determination may only be appealed by any of the Parties if “manifestamente erronea” according to article 1349, paragraph 1, of the Civil Code. All fees and disbursements of the Independent Auditors shall be apportioned between the Parties by the Independent Auditors proportionally to the extent that each Party’s arguments in respect of the Leakage Disputed Matter have been dismissed or accepted.

7.9.	All payments to be made by the Sellers pursuant to this Clause 7 shall be made within 5 (five) Business Days from:

(a)	the expiration of the 20 (twenty) Business Day term referred to in Clause 7.5, should Sellers have failed to deliver a Notice of Challenge within such term;

(b)	the date on which all matters contained in the Notice of Challenge have been finally agreed upon between Purchaser and Sellers in writing (also by means of a settlement); or

(c)

the date on which the Independent Auditors’ decision has been issued pursuant to Clause 7.6 above or, solely in case of appeal pursuant to Clause 7.8, a final and binding decision has been issued by the competent jurisdictional authority.

7.10.	Notwithstanding anything to the contrary, all payments by Sellers to Purchaser under this Clause 7 shall be considered to any possible extent as an adjustment of the Purchase Price.

7.11.

Should a Leakage occur for which Purchaser has been indemnified in full in accordance with this Clause 7, if and to the extent such Leakage is (or may be) also the subject matter of a claim for breach of Interim Period obligations or a Notice of Claim for Breach of any Sellers’ Warranty under Clause 10, only the provisions under this Clause 7 shall apply, it being understood that the provisions under Clause 12 shall not apply, to any purpose whatsoever, to any Leakage settled pursuant to this Clause 7.

8.	INTERIM PERIOD

8.1.

During the Interim Period, the Sellers shall cause the Company to be conducted in the Ordinary Course of Business. More precisely, unless a prior written consent is given to the Sellers by the Purchaser (which consent shall not be unreasonably withheld), the Sellers shall cause the Company not to:

(a)	propose or adopt any amendment to, or change of, the current by-laws;

(b)	increase or reduce their corporate capital (except in the cases provided under articles 2446 and 2447 of the Civil Code or equivalent provisions of other jurisdictions);

(c)	enter into any transaction entailing a change in the nature of the business and/or its corporate purpose;

(d)

issue any equity interests, options, warrants, debentures, subscription or conversion rights or execute contracts or agreements or assume obligations of any nature under which the Company shall be obliged, under condition or otherwise, to issue or sell new equity interests or any other securities which could be exchanged with or converted into corporate capital or be obliged to reimburse or repurchase their own shares;

(e)	declare or pay any dividends or reserves, or otherwise make any cash payments to any of its shareholders in their capacities as shareholders;

(f)

sell, transfer, pledge, mortgage, lease or otherwise dispose of any tangible and intangible assets or properties having an aggregate value in excess of US Dollars 1,000,000.00 (one million/00) each or US Dollars 5,000,000.00 (five million/00) in the aggregate;

(g)

approve new capital expenditures or commitments, in excess of US Dollars 1,000,000.00 (one million/00) per each transaction or US Dollars 3,000,000.00 (three million/00) in the aggregate, with the exclusion of: (i) the purchase of empty cans/tin plate and raw tomatoes carried out in the ordinary course of business; (ii) the expenses for the acquisition of the new purifier (depuratore) up to the amount of Euro 4,000,000.00 (four million/00); and (iii) the expenses for the maintenance and dismantling of the machinery in view of the next campaign of transformation of tomato, up to the amount of Euro 5,000,000.00 (five million/00);

(h)	amend in any material respect the terms and conditions of, or terminate, any Material Contracts;

(i)	grant, create, assume or otherwise incur any Encumbrances (and any security acknowledgement and/or confirmation and/or extension thereof) on the Shares or on the other shares of the Company;

(j)	enter into any guarantee of, or indemnity to secure, the obligations of third Persons;

(k)	hire any (i) manager (dirigente), or (ii) enter into new agency agreements;

(l)	hire any white collar employee, other than in case of replacement of white collar employees in force as at the Signing Date;

(m)	dismiss any manager (dirigente) and/or white collar employee, except for just cause;

(n)

increase the compensation payable to any manager (dirigente) and/or white collar employee, including any other form of bonus, benefit and/or incentive, or amend the relevant agreements currently in place other than increases or amendments mandatory according to applicable Law or collective bargaining agreements;

(o)

materially amend or terminate, waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, intellectual property, or other restrictive covenant obligation of any key current or former employee, consultants, agents, officers, directors, independent contractor;

(p)	acquire or dispose of any real properties or any shareholdings in other companies or acquire, dispose of or lease (as lessor or lessee) any business or line of business;

(q)

enter into financing agreements or enter into any other financial indebtedness in excess of US Dollars 25,000,000.00 (twenty five million/00) each or US Dollars 150,000,000.00 (one hundred fifty million/00) in the aggregate;

(r)	change its Italian Accounting Principles, change any accounting or Tax methods, period, policies, principles or practices, unless such change is provided by mandatory applicable law;

(s)	request any ruling with respect to Taxes and/or consent to any extension or waiver of the limitation period applicable to any Taxes of the Company;

(t)	file any amended Tax return, request surrender to any right to claim a refund of Taxes;

(u)	make, change or revoke any Tax election;

(v)

commence, compromise, agree or materially negotiate or settle any action, claim, arbitration, suit, audit, enquiry, assessment, dispute or litigation procedure (including, without limitation, any matter related to or connected with the Special Tax Events);

(w)	except for ongoing de-merger of non-core real estate assets, propose or adopt any plan of (or otherwise engaging in any) liquidation, sale, dissolution, merger, de-merger of the Company;

(x)

terminate any existing insurance policies (unless they are immediately replaced by new policies covering the same risks on similar or better terms), or otherwise reduce or prejudice the current insurance coverage;

(y)	enter into any agreement or other arrangement other than on arm’s length terms; and

(z)	agree to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Article 8, the Sellers shall not be restrained from taking, and causing the Company to:

(a)	take any action that is expressly provided or expressly permitted under this Agreement;

(b)	take any action that is requested in writing by the Purchaser and approved with the prior written consent of the Purchaser (that shall not be unreasonably denied or withheld); and

(c)

make the capital expenditures and enter into the leasing transactions listed in Schedule 8.1(c), which provides also for the capital expenditures and enter into the leasing transactions carried out in the period starting from the Locked Box Date and ending on the Signing Date.

8.2.

Any action or transaction notified to Purchaser in accordance with Clause 8.1, with respect to which Purchaser does not express its consent in writing within 10 (ten) Business Days from the date of receipt of the relevant written notice, shall be deemed as accepted and approved by Purchaser.

8.3.

During the Interim Period, the Sellers agree to notify Purchaser in writing of any event, fact or circumstance which results in any of the Sellers’ Warranties not being true (it being understood, for purposes of clarity, that such notification shall not release the Sellers from their obligations under this Agreement and shall not exempt them from any liability deriving from the Breach of the Sellers’ Warranties).

8.4.

During the Interim Period, Purchaser shall be entitled to (i) receive information relating to the Company the conduct and operation thereof as Purchaser may reasonably request to Sellers and (ii) have the right to make reasonable enquiries and obtain prompt clarifications and answers consistent with the Q&A process carried out during the Due Diligence.

8.5.

Within 15 (fifteen) Business Days following the Signing Date, the Sellers shall (and shall cause the Company to) send written notices to notify in advance the implementation of the Transaction to the counterparties of the Financial Arrangements, listed in Schedule 8.5.

8.6.

Within 90 (ninety) calendar days following the Signing Date, the Sellers shall cause that the Company carries out all the appropriate actions and fulfilments required to comply with the Data Protection Laws, pursuant to the guidelines set forth in Schedule 8.6.

8.7.

Within 15 (fifteen) Business Days following the Signing Date, the Sellers shall cause that the Company sends a written notice to Invitalia informing it in advance of the implementation of the Transaction and aimed at confirming the fulfilment of all the requirements necessary for the disbursement of the Invitalia Grants.

8.8.

Without prejudice to Clause 13.1(v), during the Interim Period, the Sellers shall make their best efforts to procure that the Company carries out the following activities with respect to (i) the real property located in the Municipality of Scafati, via Nuova San Marzano, identified at the Building Cadastral Register at sheet 2, parcel 78, sub. no. 6 linked to parcel 1260 sub. no. 1 as well as (ii) the real property located in the Municipality of Poggiomarino, via Longola, identified at the Building Cadastral Register at sheet 9, parcel 305 (collectively, the “Scafati and Poggiomarino Properties”):

(i)	to cure any cadastral irregularities of the Scafati and Poggiomarino Properties, without any local Tax risk exposures;

(ii)	to regularize the curable (sanabili) building irregularities of Scafati and Poggiomarino Properties; and

(iii)	to demolish the non-curable (non sanabili) building abuses existing in the Scafati and Poggiomarino Properties and, consequently, to restore the relevant areas.

(the “Regularization Proceeding”).

8.9.	The Sellers shall procure that the Company, AR and LR execute the AR and LR Settlements within 15 (fifteen) Business Days prior to the Closing Date or the other date agreed among the Parties.

8.10.

Without prejudice to Clause 13.1(vi), the Sellers shall use their reasonable efforts to procure that, prior to the Closing Date, the Company and each of the Seasonal Employees execute the Seasonal Employees Settlements, it being understood that the Sellers shall inform, and coordinate with, the Purchaser and its advisors on such Seasonal Employees Settlements, which shall reflect and take into consideration all the reasonable comments promptly provided by the Purchaser and its advisors.

8.11.

Prior to the Closing Date, FR shall deliver to the Purchaser the irrevocable and unconditional deed of consent to the transfer of the Shares owned by FR to the Purchaser duly signed by his wife Mrs Andreana Annunziata, in a form satisfactory to the Purchaser and the Notary Public.

8.12.

The Sellers shall procure that, during the week end prior to the Closing Date, the Company carries out an inventory counting in accordance with the procedures and methods set forth in Schedule 8.12 and delivers the relevant report to the Purchaser before the Closing Date.

8.13.

The Sellers shall procure that, by and no later than 10 (ten) Business Days prior to the Closing Date, the Company enters into an amendment agreement to the supply agreement between the Company and La Rinascita S.r.l. dated October 28, 2024 providing for non-compete and non-solicitation covenants binding La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano, his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano, which shall reflect and take into consideration all the reasonable comments promptly provided by the Purchaser and its advisors.

8.14.

The Sellers shall deliver to the Purchaser the Company’s financial information as at the date of end of The Campbell’s monthly accounting prior to the Closing Date conforming to the Campbell’s Group reporting standards set forth in Clause 12 of the SHA by and no later than 10 (ten) Business Days prior to the Closing Date, it being understood that the Purchaser, with the support of its advisors, shall: (i) have the right to review, make appropriate enquiries and request reasonable integrations and amendments to the Sellers; and (ii) be entitled to postpone the Closing Date for a reasonable period to procure that such financial information conforms to the abovementioned Campbell’s Group standards.

8.15.

Prior to the due date for any U.S. federal income Tax return for the taxable year including the Closing Date, FAL and any other applicable Seller (or applicable Affiliate of a Seller) will amend and/or file all relevant U.S. federal Tax returns (including Internal Revenue Service Form 5471) that were or are required to be filed with respect to the Company for (i) any taxable year ending prior to the Closing Date and (ii) the taxable year that includes the Closing Date and will pay associated Taxes, if any. The Sellers shall provide the Purchaser with a copy of any Internal Revenue Service Form 5471 to be filed with respect to the Company at least 30 days prior to the filing of such Tax returns for the Purchaser’s approval

9.	CLOSING

9.1.	Place and date of Closing

The Closing will take place at Via delle Quattro Fontane 20, 00184 Rome, Italy, at 9:00AM CET time (or at such other venue and hour agreed upon between the Parties and the Notary Public), without prejudice to the Purchaser’s right of postponement set forth in Clause 8.14, on the fifth Business Day following the satisfaction of (or waiver pursuant to Clause 6.2 to) the last of all the Conditions Precedent, provided that, if such date is not the first Business Day following the last calendar day of the Campbell’s Group fiscal month (it being understood that the Campbell’s Group fiscal month may not end on a calendar month end), then the date of the Closing shall be on the first Business Day of the next fiscal month of the Campbell’s Group, but from and after the date on which the Closing would have occurred, there shall be no conditions to the obligations of Sellers or the Purchaser to consummate the Transaction other than the passage of time between such date and the Closing (i.e., all of the conditions to the obligations of Sellers and the Company to consummate the Transactions hereunder shall be deemed to have been fully and finally satisfied on the date on which the Closing would have occurred) except for the failure of any condition or of any Sellers’ obligation set forth herein resulting from a Sellers’ of this Agreement prior to the Closing carried out with wilful misconduct (dolo) or gross negligence (colpa grave), or unless another time or date is mutually agreed to in writing by the Parties (the “Closing Date”).

9.2.	Closing obligations

In addition to any other obligations to be performed and any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	each Seller (severally and not jointly with the other Sellers), as far as he/she is concerned, shall:

(i)	deliver an unconditional and irrevocable declaration attesting that the Conditions Precedent set forth in Clauses 6.1(a), 6.1 (b), 6.1(c) and 6.1(d) have been met;

(ii)

deliver to the Purchaser the certificates (titoli) carrying the Shares, duly endorsed for transfer to the Purchaser with signatures authenticated by the Notary, pursuant to section 2355, paragraph 3, of the Civil Code, and shall duly transfer to the Purchaser the full, good and valid title of the Shares, free and clear of any Encumbrance, together with the completion of all other formalities and the performance of all other obligations instrumental in bringing into effect and making enforceable against the Company and the third parties such transfer;

(iii)	cause the transfer of the Shares to be duly recorded in the share ledger (libro dei soci) of La Regina;

(iv)

deliver (or cause to be delivered) to the Purchaser the written unconditional resignations – in the form enclosed under Schedule 9.2(a)(iv) – of all the directors of La Regina (collectively, the “Resigning Directors”) to take effect on the Closing Date, confirming that they have no claims against La Regina, as the case may be, for compensation, termination, loss of office or unpaid remuneration, other than the remuneration for their office as directors accrued up to the Closing Date and not yet paid;

(v)

use their best efforts to cause the unconditional resignation of any standing and alternate members of the board of statutory auditors (membri effettivi e supplenti del collegio sindacale) of La Regina (collectively, the “Resigning Auditors”) from their respective office, and should the Resigning Auditors have resigned, the Sellers shall deliver (or cause to be delivered) to the Purchaser the letters of resignation of such Resigning Auditors, whose contents shall be consistent in all material respects with Schedule 9.2(a)(iv) agreed by the Parties in good faith prior to the Closing Date;

(vi)

deliver to the Purchaser the updated forecast and projections for the financial year ending on June 30, 2026 (drafted consistently with those uploaded in the VDR), which will constitute, pursuant to the SHA, the Annual Operating Plan for the Fiscal Year ending on June 30, 2026;

(vii)	following the payment of the First Tranche Purchase Price, deliver to the Purchaser a duly executed payment receipt thereof;

(b)	the Purchaser shall pay the First Tranche Purchase Price in accordance with Clause 5.1 and the Price Allocation;

(c)	the Parties shall:

(i)	execute the SHA, effective from the Closing Date;

(ii)	execute the Options Agreement;

(iii)

each as far as it is concerned, as soon as the Purchaser shall have acquired the rights as shareholder of the Company, cause the shareholders’ meeting of La Regina to be validly held in plenary session (in forma totalitaria) and resolve to:

-	adopt the new by-laws of La Regina, in the form attached under Schedule D of the SHA;

-	acknowledge and accept the resignations of the Resigning Directors and – if any – the Resigning Auditors from their respective office;

-

(i) approve and ratify all actions and/or omissions taken by such Resigning Directors and – if any – Resigning Auditors since the date of their first appointment until the Closing Date (including in particular those actions that may be specifically indicated by the Sellers) and irrevocably and unconditionally waive and relinquish any type of claim, suit, litigation and action against such Resigning Directors and – if any – Resigning Auditors (including, any actions pursuant to sections 2393, 2393-bis, 2395, 2476, 2407, 2409 and 2497 and, to the extent possible, 2043 of the Civil Code), also with reference to the actions or omissions that may be specifically indicated by the Sellers, other than those actions or omissions carried out with fraud, wilful misconduct (dolo) or gross negligence (colpa grave), and (ii) undertake to indemnify and hold harmless the Resigning Directors and – if any – Resigning Auditors from any liability arising from a breach of the obligations set forth in item (i) immediately above;

-	appoint a new board of directors and, to the extent applicable, a new board of statutory auditors of La Regina effective as of the Closing Date, in accordance with the provisions of the SHA;

(iv)	after the appointment of the new board of directors of La Regina, cause a meeting of the new appointed board of directors of La Regina to be held on the Closing Date to resolve upon:

-	the appointment of the Chairman, the CEO, the CFO, the SOD and the BDD (all as defined in the SHA), in accordance with the provisions of the SHA;

-	the granting the CEO with the powers listed under Annex 1 of the FR Management Agreement, in accordance with the provisions of the SHA; and

-	the granting the powers to the CEO or to another member director to carry out the actions and execute the transactions set forth in Clauses 9.2(c)(v) and 9.2(c)(vi);

(v)	cause the Company to enter into the Management Agreements with – respectively - FR, LR and AR;

(vi)	cause the Company, La Regina Inc and CSSC, as successor-in-interest of Rao’s Specialty Foods Inc. to enter into the Amended and Restated Supply Agreement;

(vii)

take any other actions, perform any other obligations, and execute or exchange any other documents or instruments necessary or appropriate in order to transfer to the Purchaser good and valid title to the Shares;

(d)	FR shall cause Felix to complete the La Regina Atlantica Transaction concurrently with the Closing, pursuant to the La Regina Atlantica SPA.

9.3.	Closing as a sole transaction

(a)

It is understood and agreed among the Parties that all actions to be taken, all contracts to be entered into and all instruments to be executed or exchanged at the Closing in accordance with Clause 9.2 and all actions and transactions constituting the closing (including all the documents to be executed on the closing date and deliveries to be carried out on the closing date) pursuant to the La Regina Atlantica SPA, will be deemed as one, single and simultaneous transaction. Accordingly, no such action will be deemed to have been taken, no such contract will be deemed to have been entered into and no such instrument will be deemed to have been executed or exchanged unless and until all other actions will have been taken, all other contracts will have been entered into, and all other instruments will have been executed or exchanged as set forth in Clause 9.2 and in the relevant provisions of the La Regina Atlantica SPA.

(b)

All acts that will be carried out, the agreements that will be entered into and the documents that will be executed or exchanged on the Closing (jointly, the “Executive Acts”) shall merely enforce the covenants contained in this Agreement. Therefore, none of the Executive Acts shall have the effect to novate or amend this Agreement and the covenants contained herein shall prevail in any case of conflict with the Executive Acts.

(c)	It is understood and agreed among the Parties that the Closing shall be effective from 12:01 ET of the Closing Date.

10.	REPRESENTATIONS AND WARRANTIES OF SELLERS

10.1.

Sellers hereby make the representations and gives the warranties to Purchaser set out in Schedule 10.1 (the “Sellers’ Warranties”), which are true and correct as at the Signing Date and shall be true and correct as at the Closing Date (except for Sellers’ Warranties referring to a particular date, which shall be true, correct and accurate as of such date only).

10.2.

In no case shall the Sellers’ Warranties be intended as warranties on the “qualities” of the Shares or warranties to “lack of defects”, and therefore subject to articles 1495 and 1497 of the Civil Code. The Sellers’ Warranties are to be treated as autonomous guarantee obligations (impegni autonomi di garanzia) by which Sellers guarantee the assumptions of facts described in the Sellers’ Warranties.

10.3.

Any of the Sellers’ Warranties and any rights of the Purchaser arising under this Agreement (including in relation to the Special Indemnity Events and the indemnification obligations relating thereto) or under any applicable Laws, shall not be limited, reduced or otherwise adversely affected by the Due Diligence or any review conducted by the Purchaser or its consultants prior to the Signing Date or the Closing Date, nor by any actual, imputed or alleged knowledge by the Purchaser, as of any of such dates, of the existence of any event, fact or circumstance which might give rise to an Indemnification or other Purchaser’s rights under this Agreement or any applicable Laws, as the Parties acknowledge that the Purchase Price has been agreed by the Purchaser on full reliance of the accuracy, correctness and truthfulness of the Sellers’ Warranties contained in this Agreement.

11.	REPRESENTATIONS AND WARRANTIES OF PURCHASER

11.1.

Purchaser hereby makes the representations and gives the warranties to Sellers set out in this Clause 11, which are true and correct as at the Signing Date and shall be true and correct as at the Closing Date.

11.2.	Existence and good standing of Purchaser

11.2.1.	Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

11.2.2.

Purchaser is not in liquidation or insolvent or subject to any winding-up proceeding or bankruptcy, composition with creditors (“concordato”) or similar pre-bankruptcy or bankruptcy-like proceedings under applicable Law, and there are no formal claims filed for the initiation of such proceedings.

11.3.	Authority and Binding Effect

11.3.1.	Purchaser has the required power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction.

11.3.2.

Neither the delivery of this Agreement by Purchaser nor the performance by the same of the Transaction and of the obligations hereunder violates, conflicts with or results in any breach or gives rise to rights of termination, amendment, cancellation or acceleration of any provision of each of Purchaser’s by-laws or violates any Law or judgment applicable to Purchaser.

11.3.3.	Subject to Clause 6, no filing or registration with, no notice to and no Authorization of any third party or any Authority is necessary to Purchaser for the consummation of the Transaction.

11.4.	Equity Resources

11.4.1.	Purchaser has secured adequate resources to complete the Transaction, pay in full the Purchase Price, and to perform all its other obligations under this Agreement.

11.5.	No brokerage

11.5.1.

There is no investment banker, broker, finder or other intermediary retained by Purchaser who might be entitled to any fee or commission from Sellers in connection with the transactions contemplated by this Agreement.

12.	INDEMNIFICATION BY SELLERS

12.1.	Indemnification obligations of the Sellers

12.1.1.

The Sellers shall pay, indemnify and hold Purchaser harmless (or, if so requested by Purchaser in its absolute discretion, the Company, as the case may be) for the amounts corresponding to any and all Losses incurred or suffered by Purchaser and/or the Company that would not have been incurred and/or suffered had the Sellers’ Warranties been true, correct and accurate.

12.1.2.	Upon the terms and subject to the limitations set forth in this Clause 12 and without prejudice to Clause 12.2, the Sellers shall:

(a)

pay, indemnify and hold Purchaser harmless, for the entire amount of any Loss that the Purchaser has actually incurred as a direct consequence (conseguenza immediata e diretta) of the untruthfulness or incorrectness of any Sellers’ Warranty;

(b)

with respect to any Loss that the Company has actually incurred as a direct consequence (conseguenza immediata e diretta) of the untruthfulness or incorrectness of any Sellers’ Warranty, (x) pay, indemnify and hold Purchaser harmless, for the Relevant Percentage of the amount of any Loss or, if requested by the Purchaser at its absolute discretion, (y) pay, indemnify and hold the Company harmless for the entire amount of such Loss.

12.1.3.

It being understood that, with respect to Clause 12.1.2(b)(x) above, the Sellers shall indemnify the Purchaser for the Relevant Percentage owned by the Purchaser at the time on which the relevant Loss shall be paid by the Sellers.

12.2.	Exclusions and limitations

12.2.1.	In connection with the indemnification obligations set forth in Clause 12.1, the Sellers shall not be liable vis-à-vis Purchaser under Clause 12.1:

(a)

if the amount indemnifiable pursuant to Clause 12.1 in connection with any single occurrence giving rise to a Loss pursuant thereto does not exceed the de minimis amount of Euro 200,000.00 (two hundred thousand/00) a series of Losses of the same nature or arising out of the same facts shall be treated as a single Loss and the sum of all amounts indemnifiable for such Losses shall be aggregated for the purpose of the calculation of the above de minimis amount;

(b)

until the sum of all amounts indemnifiable pursuant to Clause 12.1 above (after taking into account the immediately preceding Clause 12.2.1(a) exceeds in the aggregate the threshold of Euro 1,000,000,00 (one million/00), provided that, if such threshold is exceeded, the relevant Sellers’ liability to Purchaser shall be from the first Euro, i.e., without regard to the Euro 1,000,000,00 (one million/00) threshold set forth in this 12.2.1(b); and

(c)

in excess of the amount of Euro 55,000,000.00 (fifty five million/00), except with respect to the Sellers’ Warranties set forth in Clauses 1, 2, 3, 4, 5, 6 and 15 of Schedule 10.1 (the “Fundamental Warranties”),

it being understood and agreed that the monetary limitations set forth in this Clause 12.2.1 shall: (i) not apply in the case of wilful misconduct (dolo) or gross negligence (colpa grave), and (ii) be calculated factoring the amounts actually indemnified by Felix to CSSC pursuant to Clause 12.1 of the La Regina Atlantica SPA, to the extent that such indemnified amounts are subject to the monetary limitations set forth in Clause 12.2.1 of the La Regina Atlantica SPA.

12.2.2.

The amounts indemnifiable by Sellers to Purchaser pursuant to Clause 12.1 shall be further reduced by the amount of any insurance proceeds that Purchaser and/or the Company, as the case may be, have actually and irrevocably received in connection with and to the extent relating to the event giving rise to indemnification pursuant to Clause 12.1, provided that the claim subject to indemnification shall be increased by:

(a)	an amount equal to the amount of any reasonable and documented third party costs and expenses incurred by Purchaser and/or the Company, as the case may be, in seeking the payment of such amounts; and

(b)	the Taxes imposed to or payable by Purchaser and/or the Company, as the case may be, in connection with the receipt of such amount.

12.2.3.

In case all or part of the amounts indemnifiable by Sellers to Purchaser pursuant to Clause 12.1 fall within charge to Tax in the hands of Purchaser (or the Company), the payments shall be increased to an amount which, after deducting or applying such Tax, leaves an amount equal to the payment which would have been due had no Tax been required to be deducted or applied. Notwithstanding anything to the contrary, all payments by Sellers to Purchaser under this Clause 12 shall be considered to any extent permitted by Laws as an adjustment of the Purchase Price.

12.2.4.	The Sellers’ Warranties and the related indemnity obligations pursuant to this Clause 12 shall remain valid and in force with respect to any Notice of Claim submitted by the Purchaser:

(a)

in respect of any of the Sellers’ Warranties or any other event giving rise to a payment obligation under this Clause 12 (other than the Fundamental Warranties and Sellers’ Warranties or events contemplated in Clauses 13, 15, 17, 18, 20 and 22 of Schedule 10.1 within 24 (twenty-four) months after the Closing Date;

(b)

in respect of any of the Sellers’ Warranties or events contemplated in Clauses 13, 15, 17, 18, 20 and 22 of Schedule 10.1, within 6 (six) months after the earlier of: (i) final (e.g. no longer subject to appeal before the competent court) and binding assessment and/or request of payment or (ii) the expiration of the statute of limitations period (prescrizione) provided for by the Law;

(c)	in respect of any Fundamental Warranty, within 60 (sixty) Business Days of the expiration of the statute of limitations period (prescrizione) provided for by the Law;

provided, in any case, that the Sellers’ indemnity obligations under this Clause 12 shall survive the expiration of the time limits provided above in respect of any payment obligations arising out of any Notice of Claim served to the Sellers before the applicable deadline.

12.2.5.	In no event shall there be any duplication of indemnification with respect to a violation of any of the Sellers’ Warranties.

12.3.	Indemnification procedure

If any event or circumstance occurs which gives rise to the liability under this Clause 12, the following provisions shall apply.

12.3.1.	Notice of Claim

Within 60 (sixty) Business Days after becoming aware of such event or circumstance, Purchaser shall deliver a written notice to the Sellers (a “Notice of Claim”) and shall provide reasonable details thereof, including (in each case, to the extent known) (a) the nature of the claim, (b) the amount of Losses constituting the subject matter of the Purchaser’s claim hereunder (to the extent reasonably computable at the date of such notice), and (c) the provision(s) of this Agreement on the basis of which such amount is claimed (provided that failure to timely notify Sellers shall not relieve Sellers of any liability it may have to Purchaser). The Notice of Claim shall also specify whether it arises as a result of a claim, action, suit or proceeding by a Person (including, for the avoidance of doubt, any notice by any Authority of any violation of any Law) against the Purchaser and/or the Company (a “Third Party Claim”) or whether the Notice of Claim is asserted directly by Purchaser.

12.3.2.	Dispute notice

The Sellers shall have the right to challenge in writing the Notice of Claim within 30 (thirty) Business Days from receipt thereof, under penalty of forfeiture (decadenza), specifying the subject matter of the Sellers’ disagreement and the reasons for such disagreement together with reasonable particulars thereto. If Sellers fail to timely challenge in writing the Notice of Claim, Sellers shall pay Purchaser the amount specified in such Notice of Claim within the expiration of the 30 (thirty) Business Day period referred to above.

12.3.3.	Amicable Resolution

During a period of 20 (twenty) Business Days following the giving of the notice by Sellers under the preceding Clause 12.3.2, the Sellers and Purchaser shall attempt to resolve amicably and in good faith any differences, which they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an amicable agreement in respect of such matters. If, at the end of such period (or any mutually agreed upon extension thereof), Sellers and Purchaser fail to reach agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration in accordance with Clause 15.16 below.

12.3.4.	Third Party Claim

(a)

With respect to any Third Party Claim, the Sellers shall lead and assume the defence of any such Third Party Claim and shall, at all times and to the maximum extent possible, keep the Purchaser reasonably informed of the status of such Third Party Claim and the proceedings related thereto.

(b)

The Purchaser shall give written notice to the Sellers as to whether or not it wishes to join, (at its own costs), through its own counsels – in addition to the attorneys and consultants appointed by the Sellers or the Company –, the defence of the Third Party Claim and shall also have the right, upon written notice to the Sellers, to request to assume control of the defence (to the maximum extent permitted under applicable Law).

(c)

In the event that the Purchaser elects to join the defence of the Third Party Claim pursuant to Clause 12.3.4(b), the Sellers shall, and shall cause the Company to, duly take into account any reasonable instructions of the Purchaser’s attorneys and consultants in managing any such Third Party Claim, it being understood that the Sellers, after consultation with the Purchaser, shall have the exclusive competence to take the final decision in the event of any conflict between the Sellers (or their counsels) and the Purchaser (or its counsels) about the course of action to be taken with reference to the defence of the Third Party Claim, provided, however, that, as an exception to the foregoing, with respect to any acknowledgment or settlement of a Third Party Claim, the provisions of Clause 12.3.4(f) concerning such acknowledgment and settlement shall apply.

(d)

Should the Purchaser notify in writing to the Sellers that it intends to assume control of the defence of the Third Party Claim, then the Purchaser shall have the exclusive competence to take the relevant final decision about the course of action to be taken with reference to the defence of the Third Party Claim.

(e)

Should the Purchaser fail to give notice of its intention to join the defence of the Third Party Claim, or to assume control of such defence, or inform the Sellers that it does not wish to join or assume control of the defence, the Sellers:

(i)

shall be free to proceed with the defence, provided that the Purchaser shall be granted with the possibility to provide reasonable comments on such defence and the Sellers shall have the right to (1) take into consideration any Purchaser’s reasonable opinions in respect of the relevant remedies and actions and (2) without prejudice to Clause 12.3.4(f) below, take into account any reasonable request of the Purchaser in relation to the conduct of the legal proceedings and/or settlement negotiations and/or other initiatives in relation to such Third Party Claim;

(ii)

shall, and shall cause the Company (where applicable), to diligently and promptly manage any such Third Party Claim, taking without undue delay any reasonable actions, and preparing, also through their counsels, any relevant filings, judicial or administrative acts or other documents, with due care and taking into account the interest of the Company;

(iii)

shall regularly (at reasonable intervals) inform the Purchaser about the status of the matter and notify the Purchaser, without undue delay, of all material correspondence or other actions or developments in connection with the Third Party Claim.

(f)

In the event that the Purchaser, but not the Sellers, is willing to accept a settlement, the Parties shall promptly meet and consult with each other in good faith with a view to reaching agreement on the proposed settlement. The Sellers may elect, at their own discretion, to not accept the proposed settlement, in which case the liability of the Sellers shall be limited to the higher of: (i) the Loss calculated as if the Third Party Claim were settled in accordance with the proposed settlement; and (ii) the Loss actually suffered by the Purchaser (or, the Company, as the case may be), taking into account the final determination of the Third Party Claim, in any case without prejudice to the Sellers’ liability limitations in accordance with the applicable provisions of this Agreement. Should the Purchaser notify to assume control of the defence of the Third Party Claim pursuant to Clause 12.3.4(d), the Purchaser shall not acknowledge or settle (nor permit the Company to acknowledge or settle, also in the context of the so-called verifications with acceptance - “accertamenti con adesione” - relating to Tax disputes) a Third Party Claim, without the Sellers’ prior written consent, it being understood that such consent shall not be unreasonably denied, withheld or delayed. If a firm offer is made to the

Purchaser or the Company to settle a Third Party Claim, which the Sellers, but not the Purchaser or any of the Company, is willing to accept, the Purchaser and/or the Company shall be free not to enter into such settlement and commence or continue the relevant proceeding. In such case, the Sellers’ liability shall in any event be limited to the amount of the proposed settlement (that the Sellers would have accepted but was) not accepted the Purchaser or by any of the Company, except to the extent such proposed settlement contained material non-monetary obligations which the Purchaser or the Company reasonably objected (in which case such limitation of the Sellers’ liability shall not apply).

12.4.	Payments

Without prejudice to Clause 15.12, all payments to be made by Sellers to Purchaser pursuant to Clause 12 shall be made by Sellers within 5 (five) Business Days from:

(a)

the expiration of the 30 (thirty) Business Days period referred to under Clause 12.3.2 above should Sellers have failed within such term to challenge the Notice of Claim pursuant to the provisions of Clause 12.3.2 above;

(b)	the date on which the term referred to in Clause 12.3.3 has expired, if Sellers have not served a Dispute Notice;

(c)	the date on which any matters contained in such Notice of Claim challenged by Sellers has been finally agreed upon between Sellers and Purchaser in writing; or

(d)

the date on which an enforceable (including any “sentenza provvisoriamente esecutiva”) decision has been issued in favour of the Purchaser, and/or the Company, provided that where Sellers have made a payment based upon an enforceable (but not final) decision and thereafter a final decision ascertains that no payment – or the payment of a lower amount – was due by Sellers, Purchaser shall pay to Sellers, as soon as reasonably practicable following the date on which the final decision has been issued and in any case within 20 (twenty) Business Days from such date, an amount equal to the amount which, according to the final decision, was not due by Sellers.

13.	SPECIAL INDEMNITY EVENTS

13.1.

The Sellers shall indemnify and hold harmless, on a US Dollar-per-US Dollar basis, the Purchaser or – if so requested by the Purchaser – the Company from (and, therefore, shall pay to the Purchaser or – if so requested by the Purchaser – to the Company) the amount of any Loss incurred or suffered by the Purchaser and/or by the Company as a result or in connection with any of the following events or circumstances (each a “Special Indemnity Event”):

(i)	the Carve Out;

(ii)	any Special Tax Event;

(iii)	the litigation pending between the Company and Conditalia S.p.A. before the Court of Nocera Inferiore, Case No. 2897/2024;

(iv)	the litigation pending between the Company and Coraggiosi Coop. Agr. S.c.r.l. before the Court of Appeal of Naples, Case No. 2438/2022;

(v)	without prejudice to Clause 8.8 above, the Regularization Proceeding;

(vi)

without prejudice to Clause 8.10 above, the unlawfulness of current and former seasonal employment relationships (rapporti di lavoro stagionale) (including but not limited to the ones of Seasonal Employees), including their recharacterization as not seasonal / “ordinary” fixed-term employment relationships (rapporti di lavoro a tempo determinato non stagionale) and/or as open-ended employment relationships (rapporti di lavoro a tempo indeterminato), whether arising from individual actions / claims / requests, and/or from inspections/investigations/actions by any Authority.

(vii)	the violation of/non-compliance with any mandatory hiring obligations (including pursuant to Italian Law no. 68/1999);

(viii)	the Environmental Proceedings;

(ix)	the violation of/non-compliance with with the ETS Scheme; and

(x)	any amount of the Invitalia 1 Grant which has not been actually received by the Company on or before the First Anniversary Date.

13.2.	Without prejudice to Clause 13.3, the Parties acknowledge and agree that:

13.2.1.	the limitations and exclusions set forth under Clause 12.2 (other than Clause 12.2.3 which shall apply) shall not apply to the Sellers’ indemnity obligations provided under this Clause 13;

13.2.2.	the indemnification procedure set forth under Clause 12.3 shall apply mutatis mutandis, it being, however, understood that the deadline to serve a Notice of Claim set forth thereunder shall not apply;

13.2.3.

the indemnification obligations of the Sellers under Clause 13.1 shall remain in full force and effect until the date falling 6 (six) months after the expiration of the statute of limitations period applicable the event, fact and/or circumstance constituting the subject matter of such Special Indemnity Event, taking into account all relevant interruptions or suspensions of the relevant statute of limitations.

13.3.

For the avoidance of doubt, the circumstance that any information relating to matters which are the subject of any Special Indemnity Event has been disclosed in any Due Diligence Information and Document, in this Agreement (including under any Schedule thereto) or otherwise shall not limit, qualify nor affect the Purchaser’s rights under this Clause 13 since the Parties expressly agree that the risk (alea) of any potential Loss deriving out of the events and circumstances set forth in this Clause 13 shall be borne by the Sellers irrespective of any relevant knowledge of the Purchaser.

14.	POST CLOSING COVENANTS OF THE SELLERS

14.1.	Non-competition and non-solicitation

14.1.1.	Without prejudice to any non-compete and/or non-solicit undertakings provided for under separate agreements, including the Management Agreements and the SHA:

(a)

the Sellers hereby undertake not to, and to procure that none of their Related Parties (other than La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano, his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano) will, during a period of 5 (five) years from the Closing Date, directly or indirectly (also through third-parties or controlled entities, fiduciary companies or Persons) carry out, undertake or engage in any business that is in competition with the Company’s Business and the Campbell’s Business (“Restricted Activity”) within the Territory and/or become the director, owner, partner, (financial) backer, investor, advisor, employee, consultant, agent, intermediary, shareholder of (and/or cooperate in any other way with), Person engaged in the exercise of any Restricted Activity within the Territory, except solely for the activities which can be performed by the Sellers in favour of the Company pursuant to the employment/directorship relationship with the Company;

(b)

without limitation to the generality of the foregoing, each of the Sellers hereby undertakes not to, and to procure that none of their Related Parties (other than La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano, his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano) will, during a period of 5 (five) years from the Closing Date, directly or indirectly (also through third-parties or controlled entities, fiduciary companies, or Persons) solicit, approach, contact or have dealings with any supplier, distributor, customer, or contractor of the Company;

(c)

the Sellers hereby undertakes not to, and to procure that none of their Related Parties (other than La Rinascita di Luigi Romano & Figli S.r.l., Mr. Luigi Romano, his son Mr. Antonio Romano and her daughter Mrs. Natalina Romano) will, during a period of 5 (five) years from the Closing Date, directly or indirectly (also through third-parties or controlled entities, fiduciary companies, or Persons), recruit or seek to induce any employees of the Company and/or of the Purchaser to resign from his/her position in the Company and/or be recruited whether as employee, consultant or otherwise; and

(d)

the Sellers hereby jointly and severally undertake to (i) treat as strictly confidential and not disclose or use any information relating to the Company and/or its business, know-how, clients and operations, provided that such obligation shall last for the maximum period of time permitted by applicable Law and (ii) treat as strictly confidential and not disclose or use any confidential information relating to the businesses, financial or other affairs of the Purchaser and/or any Affiliate of the Purchaser.

14.1.2.	The Sellers acknowledge and agree that the payment for non-competition undertakings set out under this Clause 14.1 has been taken into account and factored in the determination of the Purchase Price.

14.1.3.

It is hereby agreed and understood by the Purchaser and the Sellers that, in case of violation by any Seller of the non-compete obligations set out under this Clause 14.1, the Sellers shall pay to Purchaser liquidated damages, in accordance with the provisions of article 1382 et seq. of the Civil Code, in an amount equal to US Dollars 1,000,000.00 (one million/00 for each violation, save for the Purchaser’s right to claim for further damages.

14.1.4.

The assumption of the undertakings contemplated under this Clause 14.1 and the punctual and exact performance by the Sellers of all obligations arising or contemplated thereunder constitute a fundamental and decisive factor of the Purchaser’s consent to purchase the Shares at the Purchase Price and on the other terms set forth in this Agreement.

14.1.5.

Each of the covenants set out in this Clause 14.1 is expressly considered fair and reasonable by the Sellers. In the event the terms of the covenants set out in this this Clause 14.1 shall be determined by any court of competent jurisdiction or arbitration tribunal to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time, or geographical area or extent for which it may be enforceable, all as determined by such court or arbitration tribunal in such action.

14.1.6.

Each of the covenants in this Clause 14.1 is a separate undertaking by the Sellers in relation to itself and its interests and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in this Clause 14.1.

15.	MISCELLANEA

15.1.	Announcements

No announcement shall be made or issued by or on behalf of either Party at any time relating to this Agreement or the transactions contemplated by this Agreement without the written consent of the other Party, except for any announcement which is:

15.1.1.	in the form agreed between the Parties; or

15.1.2.

required to be made under any applicable Law and in particular by any securities exchange or other Authority, provided that such announcement is only made by the Party concerned to the extent required by any applicable Law and after consultation with the other Party to the extent reasonably practicable.

15.2.	Confidentiality

15.2.1.	For the purposes of this Clause 15.2, “Confidential Information” means, in respect to each Party:

(a)

information on (a) the fact that discussions and negotiations have been carried out between the Parties in relation to the Agreement and the consummation of the Transaction, and (b) the contents of the negotiations and the documents under letter (a) above;

(b)

all its own business, financial, legal, operational or other information or data (of any kind and in any form) to the extent they have been prepared, relate or are used in the context of the Transaction; and

(c)	all business, financial, legal, operational or other information or data (of any kind and in any form) relating to the other Parties.

15.2.2.

Each Party shall, and shall procure that its directors, officers, partners, co-investors, employees, Affiliates, financial promoters, accountants, legal counsels, attorneys-in-fact or other professional advisers acting on its behalf or otherwise (collectively, the “Representatives”): (a) treat all Confidential Information as secret and confidential; (b) only disclose the Confidential Information to the Persons, who need to receive and consider the Confidential Information for the purposes of the Transaction; and (c) not use the Confidential Information for any purposes other than in relation to the completion of the Transaction.

15.2.3.	The Parties shall be responsible for breaches of these confidentiality obligations by their Representatives.

15.2.4.	In respect of each Party, Confidential Information will not include any information, which are:

(a)	already lawfully known to that Party or its Representatives prior to the commencement of the negotiations relating to the Transaction; or

(b)	become publicly known other than through breach of this undertaking by that Party and/or its Representatives; or

(c)	rightfully received from a third Person without restrictions and without breach of the present confidentiality obligations; or

(d)	approved for release by written authorization of the other relevant Party; or

(e)	independently developed by that Party without reliance on the Confidential Information of the other Parties; or

(f)	required to be disclosed in a court proceeding for the enforcement or defense of the rights of a Party under this Agreement.

15.2.5.

Each Party shall not incur in any liability in case it/he/she discloses any Confidential Information, if required to do so pursuant to the terms of this Agreement, on the basis of a mandatory provision of Law or in the context of a judicial process, which requires such disclosure, provided that, if legally permissible, the disclosing Party notifies in writing the other Parties of the occurrence of such a requirement prior to disclosing such Confidential Information and all relevant Parties agree on a disclosing procedure which avoids or limits, to the maximum extent practicable, any inconvenience to the non-disclosing Parties.

15.2.6.

All Confidential Information disclosed by a Party to another Party, or that any other Party has, however, occasion to know during the negotiations on the Transaction, shall remain the property of the disclosing Party and, at the option of the disclosing Party, all originals, duplicates, reproductions, materials and copies shall be either returned or certified as destroyed upon its written request.

15.3.	Further Assurance

At all times after the date of this Agreement, each Party shall, promptly upon being required to do so by the other Party, do or procure the doing of such acts and things and execute or procure the execution of all such documents in a form satisfactory to, and at the expense of the relevant Party, as may from time to time reasonably require in order to give full effect to this Agreement and to secure to any such Party the full benefit of the rights, powers and remedies conferred on the relevant Party in this Agreement.

15.4.	Entire agreement

This Agreement sets forth the entire understanding and agreement between the Parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent among the Parties, in each case, written or oral, of any and every nature with respect to the matters covered in this Agreement.

15.5.	Nature of Sellers’s liability under this Agreement

The Sellers shall be liable severally and jointly (in via solidale) among themselves for all the covenants, obligations, undertakings and representations and warranties provided under this Agreement.

15.6.	Sellers’ Representative

15.6.1.

By signing this Agreement, the Parties acknowledge and agree that each Seller has granted to FR (the “Sellers’ Representative”) the mandate and powers, pursuant to article 1726 of the Civil Code, to act in its name and on its behalf for the purposes of this Agreement (including for the purposes of the exercise of the rights and remedies set forth herein or under the Law). The Sellers agree and acknowledge that that such joint mandate is conferred also in the interest of the Purchaser and the Sellers themselves and, therefore, cannot be revoked pursuant to article 1723, paragraph 2, of the Civil Code.

15.6.2.	To such purposes, each of the Sellers:

(a)

authorizes and empowers the Sellers’ Representative to make or give any approval, waiver, request, consent, instruction or other communication on her/his behalf as she/he could do for herself/himself under this Agreement or related documents;

(b)	authorizes and empowers the Sellers’ Representative to receive all demands, notices or other communications directed to such Sellers under this Agreement or related documents;

(c)	authorizes and instructs the Sellers’ Representative to:

(i)

take any action (or determine to refrain from taking any action) with respect thereto as the Sellers’ Representative may deem appropriate as effectively as is such Seller could act for itself (including the settlement or compromise of any dispute or controversy), which action will be binding on all the Sellers; and

(ii)	receive payment of any amounts on behalf of the Sellers payable by the Purchaser in terms of this Agreement and to distribute such amounts to the Sellers; and

(iii)	execute and deliver all instruments and documents of every kind incidental to the foregoing with the same effect as if the Sellers has executed and delivered such instruments and documents personally.

15.6.3.

Each Seller agrees to be bound by all actions and failures to act of the Sellers’ Representative in accordance with the provisions of this Agreement or related documents, including in relation to any settlement or compromise entered into by the Sellers’ Representative on behalf of the Sellers. Upon the death or incapacity of the Sellers’ Representative, a successor may be appointed by the Sellers, but such appointment shall not be effective until the successor shall agree in writing to such appointment and the Purchaser shall have given its consent (not to be unreasonably withheld or delayed) to the appointment of such successor Sellers’ Representative.

15.7.	Assignment

15.7.1.

None of the Sellers may assign, grant any security interest over, hold on trust or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Purchaser.

15.7.2.

The Purchaser may assign, grant any security interest or otherwise transfer any of its rights or obligations under this Agreement to any of its Related Parties belonging to the Campbell’s Group, also without the prior written consent of the Purchaser, it being understood that any assignment or transfer of any of its rights or obligations under this Agreement from the Purchaser (or any of its Related Parties belonging to the Campbell’s Group) to a third Person shall require the prior written consent of the Sellers, which cannot be unreasonably withheld.

15.7.3.	This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

15.7.4.	Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party.

15.8.	Amendments and waiver

15.8.1.	No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed in writing and signed by the Parties.

15.8.2.

Any waiver of any term or condition of this Agreement shall be in writing and signed by the Party against whom such waiver is sought to be enforced, referring specifically to the term or condition to be waived. No waiver of any term and condition of this Agreement shall be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or waiver of any other term or condition of this Agreement. The failure or delay of any Party to exercise any right (in full or in part) or to require the performance (in full or in part) of any term or obligation of this Agreement, shall not prevent any subsequent enforcement of such right, term or obligation by such Party.

15.9.	Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the applicable provisions of Law, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired. The Parties shall negotiate in good faith with a view to modifying this Agreement to replace the provisions found to be invalid, illegal or unenforceable, with terms and conditions mutually satisfactory to the Parties which achieve the original intent of the Parties and consummating the Transaction as originally contemplated.

15.10.	Costs

15.10.1.

Save as otherwise provided for in other provisions of this Agreement, all costs and expenses (including advisory fees) incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and the Transaction shall be borne by the Party incurring them.

15.10.2.

All stamp, transfer, registration, and other similar Taxes, duties and charges and all notarial fees payable or due or assessable in connection with the sale and purchase of the Shares shall be payable by Purchaser.

15.10.3.	All income and capital gain Taxes due as a consequence of the transfer of the Shares shall be borne and paid for by Sellers.

15.10.4.

Any cost, expense or Tax due as a result of any voluntary registration and/or as a result of any mandatory registration (caso d’uso) or so called “enunciazione” in each case due to a breach of this Agreement shall be borne by the Party whose caused said registration, caso d’uso or enunciazione of this Agreement or the need to register this Agreement.

15.11.	Payments to be made in US Dollars

15.11.1.	Any and all payments under or in connection with this Agreement must be paid in US Dollars in immediately available funds.

15.11.2.

Where this Agreement requires that an amount shall be converted from Euros to US Dollars, the rate of exchange shall be Wall Street Journal spot rate for the purchase of US Dollars at close of business on the Business Day preceding the relevant day.

15.11.3.	For the purposes of this Clause 15.11:

(a)	close of business means 5:00 p.m. of the local time of the Party required to carry out the payment; and

(b)	relevant day means the day when relevant calculation is made.

15.12.	Set-off

The Purchaser shall have the right to withhold and set-off (compensare), to the maximum permitted extent permitted under the Law, pursuant to Sections 1243 and 1252 et seq. of the Italian Civil Code, any amount to which the Purchaser is entitled pursuant to this Agreement against any amount otherwise due to be paid to any of the Sellers under this Agreement and the other documents concerning the Transactions, including, without limitation, the SHA and the Options Agreement.

15.13.	Notices

15.13.1.

Any communication or notice required or permitted to be given under this Agreement shall be made in writing in the English language and shall be deemed to have been duly and validly given (x), in the case of a communication/notice sent by personal delivery, upon delivery at the address of the relevant Party, or (y), in the case of a communication/notice sent by registered letter or courier, upon receipt of same, or (z), in the case of a communication/notice sent by telefax or email, upon express acknowledgement (also by telefax or email) of receipt of transmission by the recipient, addressed, in each case, as follows:

(a)	if to Sellers, to the Sellers’ Representative:

Antonio Romano e Luigi Romano

[Redacted]

To the attention of: Antonio Romano and Luigi Romano

Anticipated via e-mail to: [Redacted]

Electronic Certified Mail: [Redacted]

(b)	if to Purchaser, to:

The Campbell’s Company

One Campbell Place

Camden NJ 08103

To the attention of: General Counsel

Anticipated via e-mail to: legalnotice@campbells.com

or at such other address and/or telefax number and/or email as either of Purchaser and Sellers may subsequently notify to the other Party by written notice to be served in accordance with this Clause 15.13.1.

The Parties hereby designate their respective addresses for the giving of notice, as set forth in this Clause 15.13.1, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceeding arising hereunder.

15.13.2.	Any notice delivered as set out in Clause 15.13.1 shall be deemed to have been received:

(a)	if delivered by hand or by courier, at the time that its receipt is signed for, whether or not the person signing for such receipt has authority to do so; and

(b)

if delivered by telefax number and/or email at the time that a transmission report is generated by the sender’s machine confirming that all pages were successfully transmitted to the number set out above.

15.14.	Sellers’ liability

The Parties expressly agree that the Sellers shall be jointly and severally liable vis-à-vis the Purchaser pursuant to article 1292 of the Civil Code for any and all obligations set forth in this Agreement, including in relation to the indemnification obligations set forth in Clauses 7, 12.1 and 13.

15.15.	Language

This Agreement shall be construed and executed in the English language, which shall be the only language governing this Agreement.

15.16.	Governing Law

This Agreement shall be governed by, and construed in all aspects, in accordance with Italian Law, without reference to conflict of Law’s provisions.

15.17.	Jurisdiction

Any dispute, controversy or claim arising out of, in relation to, or directly or indirectly connected to this Agreement (including any questions regarding the implementation, interpretation, enforcement, termination or validity of this Agreement or any of its clauses, including this arbitration clause) shall be referred upon the application of any Party to, and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by three (3) arbitrators, with the Parties each appointing one arbitrator and the third arbitrator being appointed by the ICC in accordance with the said rules (for such purposes, the Sellers shall be considered one single Party). The seat, or the legal place, of arbitration shall be Milan (Italy). The arbitration shall be conducted in the English language. The arbitral award shall be final and binding on the Parties as well as on their assignees and successors and shall be enforceable in any court of competent jurisdiction. Any dispute arising from this Agreement that may not be settled by arbitration according to this Clause 15.17 shall be submitted to the exclusive jurisdiction of the Court of Milan (Italy).

***

Should you agree on the content of the above proposal of sale and purchase agreement, please send us a copy of it, along with its schedules and annexes, duly signed for acceptance.

Yours sincerely,

/s/ Felice Romano

Felice Romano

/s/ Antonio Romano

Antonio Romano

/s/ Luigi Romano

Luigi Romano

/s/ Natalina Romano

Natalina Romano

/s/ Antonio Romano

Evolve S.r.l.

By: Antonio Romano

Title: Attorney-in-fact

/s/ Felice Romano

F.A.L. Holdings LLC

By: Felice Romano

Title: Attorney-in-fact

***

For full, irrevocable and unconditional acceptance of your proposal.

Yours faithfully.

/s/ Mick J. Beekhuizen
Campbell Investment Company
By: Mick J. Beekhuizen
Title: President and Chief Executive Officer

Schedule 10.1—Sellers’ Warranties

1.	Authority and Binding Effect

1.1.	Each of the Sellers has the required power, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction.

1.2.

No Seller is insolvent, in crisis or bankrupt, or has ever been declared insolvent or bankrupt, and is capable of paying its debts and no action has ever been brought or threatened by Sellers or any third-party so as to have any Seller declared insolvent or bankrupt.

2.	Corporate Capital, No Violation. Consents

2.1.	The corporate capital of the Company is duly subscribed and fully paid in.

2.2.

Neither the execution and delivery of this Agreement by each Seller nor the performance by Sellers of the Transaction and of the obligations hereunder violates, conflicts with or results in any breach of any provision of the articles of association, by-laws or equivalent constitutional documents of any the Company or violates any agreement to which each of them are party, nor result in the creation of any Encumbrance.

2.3.

As of the Closing Date, all actions (including corporate actions) required to be taken by or on behalf of the Company to perform the actions/activities of this Agreement will have been duly and regularly completed and no consent of any Person will be required, subject to Clause 6.

2.4.

No filing or registration with, no notice to and no Authorization of any Person, including any Authority, nor the obtainment of any clearance or consent, is necessary for the consummation by Sellers of the Transaction, subject to Clause 6.

2.5.

There are no actions or proceedings pending or formally threatened in writing against, relating to or affecting any of Sellers and the Company which could reasonably be expected to result in the issuance of an order prohibiting or making illegal the consummation by each Seller of any of their respective obligations under this Agreement.

3.	Title to the Shares

3.1.	The Sellers are the only legal owners and beneficial owners of the Shares, which are duly authorized, validly issued and fully paid in and there are no Encumbrances on the Shares.

3.2.

The Sellers are entitled to transfer the Shares at the terms and conditions provided for under this Agreement. On the Closing Date, the Purchaser will acquire from the Sellers the full, exclusive and irrevocable ownership title to the Shares free and clear of any Encumbrance and with full enjoyment of all the rights pertaining thereto, including, without limitation, the right to receive any dividend as provided for under the Agreement.

3.3.

There are no (i) options (including stock option), warrants or other rights of any nature whatsoever (whether exercisable now or in the future, contingent or not) to purchase, issue or sell any shares, security and/or equity or financial instrument of the Company and no Person has any claim or right in connection with any such options, warrants or rights; (ii) securities convertible into or exchangeable for any quota, security and/or equity or financial instrument of the Company; and/or (iii) other commitments of any kind for the issuance of additional quotas or options, warrants or other securities of the Company. There are no fiduciary relationships or similar arrangement.

3.4.

There are no shareholders’ agreements or other agreements relating to the corporate capital, corporate governance and/or transfer of interests, or other similar undertakings with respect to the Company.

3.5.

Each Seller has the right to transfer the full legal and beneficial interest in the respective Shares to the Purchaser without the consent of any third party and no Person has the right by Law or otherwise to challenge or claw-back such transfer, in all or in part, the Shares under any circumstances and under any applicable Law, including any inheritance law.

4.	Matrimonial Regime

4.1.

FR is married under a community of property economic regime (“regime di comunione legale dei beni”). AR is married under legal separation of property regime (“regime di separazione legale dei beni”). LR and NR are not married.

5.	Subsidiaries

5.1.

The Company is the only legal owner and beneficial owner of the minority interest in Vera Trima equal to 20%, which is duly authorized, validly issued and fully paid in and is free of any Encumbrances. At Closing, the Company will remain the legal owner and beneficial owner of the minority interest in Vera Trima Inc., free and clear from all Encumbrances.

5.2.

There are no (i) options (including stock option), warrants or other rights of any nature whatsoever (whether exercisable now or in the future, contingent or not) to purchase, issue or sell any shares, security and/or equity or financial instrument of the Company and no Person has any claim or right in connection with any such options, warrants or rights; (ii) securities convertible into or exchangeable for any quota, security and/or equity or financial instrument of the Company; and/or (iii) other commitments of any kind for the issuance of additional quotas or options, warrants or other securities of the Company. There are no fiduciary relationships or similar arrangement.

5.3.	The Company does not hold any interest, share, shareholding, interest in any Person other than minority interest representing 20% of the corporate capital of Vera Trima.

6.	Capitalization, organization and standing

6.1.

The Company is a company duly organized, validly existing and in good standing and not subject to any insolvency procedures under the Laws of its jurisdiction, with full corporate power and authority to conduct their business.

6.2.

The Company: (i) is not subject to dissolution or liquidation or to similar circumstances and no shareholders’ meeting (or similar competent body according to the applicable Law) has been held to such effect; (ii) is not overindebted, insolvent, in crisis or under the obligation to initiate any reorganization proceeding, nor has ever been declared insolvent, or subject to any insolvency procedure and is capable of paying its debts and no action has ever been brought or threatened by the Company or any third-party so as to have the Company declared insolvent, bankrupt or subjected to any insolvency procedure, moratorium or other procedure involving a collective treatment of creditors, nor are there any circumstances which exist that may cause the Company to become insolvent, in crisis, bankrupt or incapable of paying its debts, overindebted, or under the obligation to initiate any reorganization proceeding; (iii) does not fall under any of the circumstances referred to under articles 2446 or 2447 of the Civil Code or analogous situations under the applicable Laws.

6.3.

The information reflected in the excerpts from the applicable local commercial register regarding the Company is true and accurate. The Company has properly filed all documents with the commercial register required under the applicable Laws, including the applicable financial statements (or equivalent document under the applicable Law). No application for registration with the commercial register is pending.

6.4.

A true, accurate and complete version of the Company articles of association and by-laws (or similar constitutional document according to the applicable Law) presently valid and in full force is duly filed and electronically accessible in the publicly available records with the applicable local commercial register.

6.5.

No shareholders’ loans or similar arrangements made by Sellers to the Company are outstanding and any and all shareholder’ loans or similar arrangements made among the Sellers and the Company have been timely and properly repaid in accordance with the Law and the respective arrangement terms.

6.6.

No Sellers have made contributions to the Company for corporate capital increases or contributions in advance of future corporate capital increases (or similar arrangements) which are still outstanding. All the equity contributions made by the Sellers in their capacity of shareholders to any the Company have been made on a non-refundable basis with no right of recourse against the Company for their repayment.

6.7.

The Company is duly qualified, and possesses all the necessary Authorizations, to carry on business in each of the jurisdiction in which the ownership, operating or leasing of their assets or the conduct of its business require is to be so qualified.

7.	No extraordinary transactions

7.1.

No extraordinary transactions (including, but not limited to, mergers, demergers, contributions, acquisitions and disposals of equity investments, companies, or businesses or part thereof) have been carried-out by the Company in the last 5 (five) years, except as set forth in Appendix 7.1.

7.2.

The extraordinary transactions set forth in Appendix 7.1 have been carried out in compliance with applicable Laws and there are no Losses, either potential or actual, of the Company and its shareholders deriving or arising out therefrom.

8.	Financial Matters

8.1.

The Locked Box Accounts have been prepared in accordance with the applicable Law and Italian Accounting Principles and have been validly approved by the relevant corporate bodies in accordance with all applicable Laws. The Locked Box Accounts give a true, accurate and correct view (“rappresentazione veritiera e corretta”) of the assets, liabilities, financial position and net worth as well as revenues, expenses, profit and losses and in general state of affairs of the Company, as of the Locked Box Date.

8.2.

The statutory annual financial statements (bilanci d’esercizio) of the Company relating to the 3 (three) fiscal years ending prior to the Closing Date have been prepared in accordance with the applicable Law and Italian Accounting Principles and have been validly approved by the relevant corporate bodies in accordance with all applicable Laws. Such statutory annual financial statements (bilanci d’esercizio) give a true, accurate and correct view (“rappresentazione veritiera e corretta”) of the assets, liabilities, financial position and net worth as well as revenues, expenses, profit and losses and in general state of affairs of the Company, as of the date to which they relate.

8.3.	The mandatory corporate and accounting books, registries and records of the Company have been kept pursuant to the applicable Law and the Italian Accounting Principles.

8.4.

All accounts receivables of the Company (i) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the Company’s business, (ii) (other than those vis-à-vis Purchaser’s Affiliates) are collectable according to the relevant agreements and (iii) have been regularly billed and invoiced.

8.5.

The Company does not have any liabilities or obligations (including off-balance sheet liabilities or obligations), contingent or otherwise, except for liabilities and obligations (a) specifically disclosed or specifically reserved against in the Locked Box Accounts or specifically disclosed in the notes thereto, or (b) that were incurred after the Locked Box Date in the ordinary course of business consistent with past practice or in connection with transactions expressly contemplated by this Agreement or effected at the written request of Purchaser.

8.6.

The Locked Box Accounts have correctly allocated overheads to the cost of inventory based on normal levels of activity, make proper provision against or have written off all obsolete or slow-moving inventory, and show all items of inventory at the lower of cost and estimated selling price less costs to complete or sell at the Locked Box Date, as required by the applicable Law and the Italian Accounting Principles.

9.	Conduct of business

9.1.	From the Locked Box Date until the Closing Date (included):

(a)	the Company has been properly conducted in the Ordinary Course of Business and in a manner consistent with past practice; and

(b)

the Company has not experienced, carried on or effected (x) any material adverse change in its financial condition, operating result or business activity; or (y) any events or circumstances with respect to its assets, business, properties or employees which is reasonably likely to materially disrupt, prevent or impair the conduct and operation of such business; (z) any events or circumstances outside the Ordinary Course of Business and/or outside the customary commercial practice which have had or would have a material adverse effect on the net financial position, working capital or inventory of the Company, as reported in the Locked Box Accounts.

9.2.	Evolve does not own, nor use any asset, Intellectual Property, nor is party to any agreement necessary and/or appropriate for the Company to conduct its business as currently conducted.

9.3.

Also following the Carve Out, the assets, Intellectual Properties and contractual relationships of the Company comprise - and will continue to comprise following the Closing Date - all the assets, Intellectual Properties and contractual relationships of the Company as it is carried on also prior to the completion of the Carve Out.

10.	Assets and Real Properties

10.1.	Appendix 10.1(a) contains a true, complete and accurate list of all the lands, buildings and premises owned by the Company (jointly, the “Owned Properties”).

10.2.

The Company has free, full and exclusive ownership over the Owned Properties by virtue of valid and effective titles duly and timely registered in the relevant land register (“Conservatoria dei Registri Immobiliari presso il competente Ufficio del Territorio”).

10.3.

The Owned Properties are (i) freely transferable by the Company and (ii) compliant with the principle of the continuity of transcription of the ownership titles in the relevant land register pursuant to Article 2650 of the Civil Code.

10.4.

No reduction claims (azioni di riduzione) and/or revocatory actions (azioni revocatorie) are pending and/or threatened in writing against the Owned Properties, and there are no grounds for third parties to challenge for whatever reason the ownership titles of the Owned Properties.

10.5.

The Owned Properties are free and clear of any Encumbrance save for those listed in Appendix 10.1(b) (jointly the “Permitted Encumbrances”). The Permitted Encumbrances do not prevent and/or limit in any way the enjoyment of the Owned Properties by the Company. As regards the mortgages included among the Permitted Encumbrances, the Company is fully compliant with the undertakings towards the lenders arising from the loans and/or the facilities secured with said mortgages, and, to the best knowledge of the Sellers, no circumstances that may entitle the lenders to enforce said mortgages exist. As regards the obligation deeds included among the Permitted Encumbrances, the Company is fully compliant with the undertakings arising from said obligation deeds, and, to the best knowledge of the Sellers, no circumstances that may entitle any Authority to enforce said obligation deeds exist.

10.6.	No condominiums and/or super-condominiums and/or consortiums exist in relation to the Owned Properties.

10.7.

No additional works, including interior works, requiring building permits, authorizations, or other forms of permits have been (x) performed without the required Authorizations, or (y) have been requested by the competent Authorities in order to make the Owned Properties compliant with the applicable Laws, save for the those listed in Appendix 10.1(c).

10.8.

Appendix 10.1(d) contains the details of the photovoltaic plant built on the roof of the property mentioned in point no. 1 of Appendix 10.1(a). Such photovoltaic plant has been built and maintained in accordance with the applicable regulations.

10.9.	Appendix 10.1(e) contains a true, complete and accurate list of the lease and/or sublease agreements entered into by the Company (jointly the “Lease Agreements”).

10.10.

The Lease Agreements are in full force, valid, effective and enforceable in accordance with their respective terms; no written notices of termination and/or of withdrawal have been sent and/or have been received by the Company in relation to the Lease Agreements.

10.11.	The Lease Agreements have been duly registered with the Tax Authority, and all relevant Taxes have been duly and timely paid.

10.12.

The properties enjoyed by the Company under the Lease Agreements (the “Leased Properties” jointly with the Owned Properties are collectively referred as the “Real Properties”) and the Owned Properties are in compliance with their use destination and the relevant cadastral rent (rendita catastale) is consistent with the relevant current use and with the applicable Law.

10.13.

With respect to the Lease Agreements, neither the Company nor the relevant landlord are in breach to any of their obligations assumed thereunder. No written notices of default under any of the Lease Agreements have been sent and/or received by the Company.

10.14.

The Owned Properties and, to the best of Sellers’ knowledge, the Leased Properties were built and are in compliance with applicable Laws, the relevant building Authorizations and zoning plans issued by the competent Authorities and have been built without prejudice to the rights of any third party. There are no pending claims by any competent Authority in respect of the non-conformity or other irregularity of the Real Properties, or any portion thereof, and/or the intended use(s) thereof with the relevant building permits, drawings and/or zoning plans. All building permits relating to the Owned Properties are valid, do not contain any provisions which can limit their effectiveness and there are no circumstances which can give rise to their cancellation, revocation or modification. There are no pending building amnesties procedures relating to any of the Owned Properties. The Company has performed and sustained all the charges, expenses and obligations relating to the Owned Properties (such as the obligations deriving from any town-planning agreement, primary and secondary town-planning charges, contributions for the cost of construction, bonding, testing, contributions for participation in reclamation consortia, etc.).

10.15.

The Company has not assigned to third parties under any title whatsoever the Lease Agreements and has not subleased and/or granted in bailment in whole or in part any of the properties enjoyed by same under the Lease Agreements.

10.16.

All the commitments undertaken by the Sellers and Sellers’ predecessors in title vis-à-vis any Authority in relation to the Owned Properties (including obligations of any nature, if any, arising from any town-planning agreement, deeds of undertaking or from any other agreement entered into with the Municipal Authorities or other administrative bodies and including, moreover, obligations of payment connected with the issue of any authorization or permit) have been fully and finally performed.

10.17.	The Owned Properties are not subject to cultural Encumbrance (vincolo) set forth under Law no. 1089/1939, Legislative Decree no. 490/1999 and Legislative Decree no. 42/2004.

10.18.

The Real Properties are provided with the relevant health certificate (certificato di agibilità/abitabilità) as well as fire prevention certificates; such certificates are updated, valid, do not contain provisions which can limit their effectiveness and there are no facts or circumstances which may cause the revocation, cancellation or modification of the same. The Real Properties are in full compliance with the fire prevention regulations and no works are required in order to comply with such regulations. All the certifications relating to the systems (including, without limitation, the electrical and lifting systems according to Law no. 46/1990 and Ministerial Decree no 37/2008) installed in the Real Properties have been duly obtained and no work is required in order to comply with the regulations pertaining to such systems. The Real Properties are in compliance with all applicable laws and regulations concerning the energy efficiency of buildings.

10.19.

The Real Properties are in good operating condition and repair, normal wear and tear excepted and are adequate for the use for which they are meant. The Real Properties constitute all the properties necessary for the Company to conduct its business as currently conducted.

10.20.

The building works authorized through the Autorizzazione Unica no. 234 of 28 May 2025 and the Autorizzazione Unica no. 384 of 10 September 2025 as well as the others subsequently obtained, issued by the Prime Minister Office – ZES Office shall be carried out in compliance with the prescriptions and provisions set forth therein as well as by the executed zoning agreement required by the Autorizzazione Unica.

11.	Material Contracts

11.1.

All Material Contracts are valid, binding, in full force and effect and fully enforceable in accordance with their terms and nor the Company, neither the relevant counterparty is in breach of any Material Contract. Appendix 11.1 lists all the Material Contracts to which the Company is party. All copies of the Material Contracts uploaded in the VDR are true and complete copies thereof and such original documents are authentic, accurate, complete, and not misleading.

11.2.

Except for the agreements listed in Schedule 6.1(e) and as set forth in Clause 8.7, none of the agreements to which the Company is a party (including purchase or confirmation orders) contains clauses providing for (a) the consent of the other party (including change of control clauses) or parties thereto being required for the implementation of the Transaction (unless such consent has been obtained) and (b) the payment of any material penalty or change (including termination) of any material terms, upon a (direct or indirect) change of shareholding of the Company.

11.3.

The Company is not in default or breach (with or without notice or lapse of time or both) in any material respect under the terms of the Material Contracts. The Company has not received, as of the date of this Agreement, any written notice from any counterparty to a Material Contract that such counterparty intends to terminate, or not renew upon expiration, any Material Contract.

11.4.	All Material Contracts have been entered into in the Ordinary Course of Business and by way of arm’s length bargains.

11.5.	The Company is not prevented from directly marketing and selling such products in the distribution territory of the relevant representative, agent or dealer.

11.6.

Except for the Amended and Restated Supply Agreement, the Company is not party to any confidentiality, non-competition or secrecy agreement or any arrangement restricting their right to conduct the business as currently conducted, or to compete freely with any other business, including exclusivity provisions or restrictions on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on.

11.7.	None of the suppliers and/or third-party services providers working with the Company are subject to the economic dependence (dipendenza economica) of the Company.

11.8.

To the best of the Seller’s knowledge, there are no circumstances or information based on which it may be inferred that any customers or suppliers of the Company intend to terminate, interrupt or cancel, on whatever basis, their commercial relationships with the Company due to the Transaction or otherwise.

11.9.

Except for those published in the applicable commercial register, there are no outstanding powers of attorney, proxies or other deed of granting representative powers granted by the Company to any Person.

12.	Litigation

12.1.

Except for those listed under Appendix 12.1, there are no claims, pending or threatened in writing, civil, administrative, employment, labour, agency, social security and insurance, anti-union, Intellectual Property, or criminal action, suit, proceedings (including Tax proceedings) or audit or investigation, whether pending or threatened, by or before any Authority, or arbitral body, against the Company as well as any of the assets, liabilities and contractual relationships, nor against their directors, statutory auditors, officers, representatives, agents and employees arising out of or in connection with their relationship with the Company. The Company is under no investigations or inspections in connection with labour, employment, agency, social security and insurance matters.

12.2.

No claims, complaints, demands or notices have been received by the Company, alleging or specifying any non-compliance with or liability under any Laws or contract and no circumstances exist which are reasonably likely to result in the same being received.

12.3.

Except for those listed under Appendix 12.1, the Company is not subject to or bound by any judgement, order, injunction, rule or decree of any Authority or arbitral body that have not yet been fully enforced or, in any event, have not yet become final.

12.4.	The Company is not subject to or bound by any settlement agreement that still has outstanding effects and obligations on the Company.

12.5.

The Company did not receive any written decisions, decrees, communications, notices, inspections or charges of breach of any applicable Law or other provisions from any Authority which could reasonably be expected to give rise to any obligation to pay a fine or which could reasonably be expected to have a materially adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company.

13.	Intellectual Property

13.1.

The Company owns (as sole and exclusive owner), or has the right to use, all Intellectual Properties that are necessary for the conduct of their business as now conducted, including all the Intellectual Properties related to food, processing, manufacturing, production and transformation. Appendix 13.1 lists (i) all such Intellectual Property that is owned (including unregistered Intellectual Property) by the Company (the “Owned Intellectual Property”), and (ii) all such Intellectual Property that is licensed to or otherwise used by the Company (the “Licensed Intellectual Property”).

13.2.

The Owned Intellectual Property (i) is fully valid and enforceable under the applicable Law; (ii) wholly and exclusively owned by the Company; (iii) freely transferable to third parties without any payment; (iv) free and clear from any Encumbrances.

13.3.

All taxes, fees and expenses which are necessary to ensure the continued validity of the registration of the Owned Intellectual Property or payable to any relevant registry in respect of the Owned Intellectual Property have been paid in full and on time, and the Company has taken any other actions and/or measures as necessary to prevent – to the extent permitted under applicable laws – forfeiture, waiver, termination or expiration of any such application, registration and/or renewal of such rights.

13.4.

The Company has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all the Licensed Intellectual Properties, used in or necessary for the conduct or operation of their business in the same manner as currently conducted.

13.5.

All agreements under which the Company uses the Licensed Intellectual Property are in full force and effect and have not been revoked or terminated nor will be revoked, terminated or modified as a result of any transactions contemplated by this Agreement. Licensed Intellectual Properties are used under valid and enforceable title and agreement, all royalties have been full paid, and no violation, breaches or default have been occurred thereon.

13.6.

There are no third party claims, oppositions, invalidity actions, nor are there any other judicial administrative or other proceedings, pending or threatened in writing, and no circumstances exist which might reasonably give rise to any such claims or proceedings, in relation to any of the Owned Intellectual Property or the Licensed Intellectual Property (including, without limitation, any trademarks) in the territories in which they are registered or marketed, including without limitation, nor has any such Owned Intellectual Property been challenged, opposed, or otherwise disputed in any jurisdiction.

13.7.	There is no agreement to use jointly or in common any Owned Intellectual Property or any Licensed Intellectual Property between the Company and third parties.

13.8.

There are no claims, nor are there any judicial or other proceedings, pending or threatened in writing, which relate to any Owned Intellectual Property and any Licensed Intellectual Property and, there are no facts or circumstances that may give rise to such claims.

13.9.

All measures and precautions compliant with industry standards and best practices have been taken in order to preserve the confidentiality and integrity of the confidential information (including know-how and trade secrets) relevant to the business of the Company, and there have been and there is no unauthorized access, use, or disclosure of such confidential information.

13.10.

None of the Employees or former employees, current or former directors and executives of the Company nor any Consultants or former consultants or third party, including, but not limited to, universities and research institutions, who may have been involved in the elaboration, research and development activities for the Company are entitled to claim ownership rights or rights to receive any payment or fair compensation with respect to the any Owned Intellectual Property nor have they claimed these rights either through judicial or non-judicial claims. Any remuneration or compensation due to the Employees or former employees, Consultants or former consultants, current or former directors and executives including that covering any creative or inventive activities that may have been carried out by any of such Employees or former employees, Consultants or former consultants, current or former directors and executives, whether in the course or outside the performance of their employment obligations vis-à-vis the Company, has been duly paid.

13.11.	The Company has not developed any in-house software programs.

14.	IT System

14.1.

The information and communication technologies used by the Company (including hardware, proprietary and third-party software, services hardware and networks, peripherals, and associated documentation) (the “IT Systems”) (i) are functioning properly to pursue business matters in the ordinary course, (ii) are configured and maintained to minimise the effect of externally introduced viruses or bugs (including logic bombs, worms, trap doors, Trojan horses or other similar destructive programs or codes), (iii) have adequate capability and capacity for the requirements of the business of the Company as currently carried on, and (iv) have been regularly and satisfactorily maintained and have the benefit of adequate warranty, maintenance, support, and services agreements.

14.2.	The Company has measures in place to ensure the security of the IT Systems and the confidentiality and integrity of all data stored in them.

14.3.

There has been no failure, breakdown, defect, cyber incident, or security breach of the IT Systems which led to (i) the accidental or unlawful destruction, loss, or alteration of, or the unauthorised disclosure of or access to, personal data or (ii) an extraction of trade secrets of the Company.

14.4.	There are no circumstances in which the ownership, benefit or right to use the IT Systems may be lost, or rendered liable to termination, by virtue of the performance of this Agreement.

15.	Taxes

15.1.

All Taxes for which the Company, whether or not shown as due and payable on any Tax return, communications or other documents in respect of Taxes, has been liable, have been duly and timely paid pursuant to applicable Law, and/or if the relevant payment terms are not elapsed yet, adequate provisions and accruals have been accounted for in accordance with Italian Accounting Principles.

15.2.

All Tax returns communications and other documents in respect of Taxes required to be filed with any competent Tax Authorities by, on behalf of, or with respect to the Company have been timely and correctly filed in accordance with all applicable Law. All such Tax returns are true, complete and correct in all respects, have been made on a proper basis, in accordance with the applicable Laws, duly reflecting all Tax liabilities covered by them, and are supported by all the necessary documentation.

15.3.

Except for any matter included in the audit report dated June 18, 2025, no audits, investigations, issues, claims, disputes or proceedings for Taxes by any Tax Authority is still pending and/or for which any actual or potential liability is still outstanding. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return, or the period for assessment or collection of any Taxes, of the Company.

15.4.

Except for any matter included in the audit report dated June 18, 2025, all necessary information, notices, accounts, statements, reports, computations, assessments and returns which ought to have been made or given have been properly and duly submitted by the Company to the competent Tax Authority as of the Closing Date and all information, notices, computations, assessments and returns submitted by the Company are true and accurate pursuant to applicable Law, properly reflect all liabilities for Taxes of the Company for the periods covered thereby and are not the subject of any dispute, nor, to the best of Sellers’ knowledge, are likely to become the subject of any dispute with such Tax Authorities.

15.5.

All Taxes due referred to the period up to the Closing Date have been timely and properly calculated and paid in compliance with the applicable Law or have been adequately calculated and provisioned in compliance with the applicable Law (including, but not limited to, any deduction in computing profits for Tax purposes or the “super- and hyper-depreciation” regime “Super- and Iper-ammortamento”).

15.6.

The Company has withheld and paid Taxes required to have been withheld and paid in connection with amounts paid or owing to, but not limited to, any employee, non-employee, creditor, shareholder/quotaholder, or other third-party and the Company has obtained all the relevant documentation required by Law to apply any exempted and/or reduced withholding tax.

15.7.

The Company, in compliance with the applicable Law, have invoiced all sale of goods and supply of services relevant for VAT purposes, have duly collected all supporting documentation, and have computed their VAT Receivables in compliance with the applicable Law.

15.8.

The Tax basis of the assets of the Company for purposes of determining such assets’ future amortization, depreciation and other income and other direct tax deductions is accurately reflected on the books and records of the Company.

15.9.

Any Tax Credit as well as any Vat Receivables as of the Closing Date are duly and correctly determined and reflected in the books. Such receivables are existing, valid, due and payable at the relevant maturity date and arise from relationships which are legal, valid, binding and enforceable towards the relevant counterparty.

15.10.

The Owned Properties have been duly registered with the competent Building Cadastre Register and the relevant cadastral incomes (rendite catastali) and categories (categorie catastali) indicated in the cadastral abstracts (visure catastali) of the Owned Property and have been determined in compliance with the applicable Laws. At the Closing Date there are no claims notified in writing to the Company by the Authorities in connection with the cadastral classification and the cadastral income of the Property

15.11.

All intra-group transactions to which the Company (including any transaction with any Related Party) is (or has been) a party, have been carried out at arms’ length and in accordance with the applicable Laws. Adequate and appropriate documentation is maintained to prove the arm’s length conditions of such transactions accordingly.

15.12.

The Company does not have any permanent establishment in any foreign country that may give rise to taxation of income or property of the Company in such foreign country, or which is subject to regulatory supervision.

15.13.	No liability in respect of Taxes (whether as a primary or joint liability) has arisen or will arise for the Company by reason of any corporate reorganization prior to the Closing.

15.14.

The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement the main purpose of which, or one of the main purposes of which, is or was the avoidance or deferral of a liability to Tax or the Tax benefit.

15.15.

All the extraordinary transactions (including, without limitation, the acquisition or disposal of immaterial assets, movable and immovable assets, rights, obligations, mergers, de-mergers, liquidations, contributions in kind of single assets or going concerns) have been carried out by the Company in accordance with, and pursuant to the applicable Law and correspondent Tax treatment provided by the Tax Law so that no additional Tax is or will be due in connection thereto.

15.16.

No Tax rulings from, or agreements with any Authority, in each case relating to Taxes, have been requested or received by or with respect to the Company (except for Patent Box ruling dated June 29, 2020 or any mandatory rulings as per applicable Law).

16.	Financing and Guarantee

16.1.

Appendix 16.1 contains a true, correct, complete and detailed list, as at the Signing Date, of all the financial arrangements to which the Company is party, including but not limited to (the “Financial Arrangements”):

(i)	the bank, credit or other lending or financing transactions or other form of financial indebtedness outstanding or available to the Company, including under any finance lease agreement;

(ii)	all the bank accounts opened in the name of the Company;

(iii)

Encumbrances (including any comfort letter, patronage letter and/or security interests) issued, created or granted, in whichever form, (x) by any Person (including the Sellers or any of its Affiliates, where applicable), in the interest, for the benefit, or to secure any obligations, of the Company; or (y) by the Company, also in the interest, or to secure obligations, of any other Person (the “Guarantees”).

16.2.	Save for the Financial Arrangements, the Company is not party to any additional financial arrangement of any nature.

16.3.

Save for the Guarantees, the Company (i) has not granted any additional guarantees of any nature in favor of third parties, and (ii) has not received from third parties (including the Sellers) any guarantees of any nature.

16.4.

No event which may cause the enforcement of any Guarantee has occurred, and the execution of this Agreement as well as the consummation of the Transaction will not cause the enforcement of any Guarantee.

16.5.

All the Financial Arrangements are in full force and effect and there has been, on the part of the Company, no event of default or delay of payment of principal or interest in respect thereof, and neither the Sellers nor the Company have received written demand or notice from any counterparty of any Financing Arrangement of money requiring repayment or indicating the intention of any such counterparty to enforce any security and there are no circumstances likely to give rise to any such demand or notice.

16.6.

The Company has not provided a loan or other financial facility to any Person (other than trade credit arising in the normal course of business) which remains outstanding as at the Signing Date. The Company is not obliged to provide a loan or financial facility of that kind in the future.

16.7.

Except as otherwise expressly set forth in Clause 8.5, the execution of this Agreement and the consummation of the Transaction: (i) will not be interpreted by any third party of any kind whatsoever in a way and/or as a circumstance which may allow such third party to accelerate, terminate, withdraw from, amend, any Financial Arrangements; (ii) will not conflict with, or result in the breach of, or constitute a default under any Financial Arrangement.

17.	Employment

17.1.

Appendix 17.1 contains the list and break down by category and contractual level of all the employees of the Company as of the date hereof (the “Employees”), including their (i) payroll number and principal place of business/workplace; (ii) type of contract and function/position; ì (iii) starting date of employment and recognized service; and (iv) economic treatment (including gross annual salary, variable compensation and benefits). During their employment relationships with the Company, all the Employees have always worked exclusively for the Company. There are no employees other than the Employees, nor other treatment other than those specified under Appendix 17.1.

17.2.

Appendix 17.2 contains the list of the business finders (“procacciatori di affari”), directors, self-employed persons, trainees (“stagisti”), independent contractors and consultants of of the Company, temporary workers (“lavoratori somministrati”) and any individual rendering services to the Company at any title and under any contractual scheme (collectively, the “Consultants”), along with details of the type of contract, the relevant starting and expiry date, where applicable, the gross annual fixed compensation and any other form of remuneration and/or compensation, including severance entitlements, where applicable. There are no consultants, nor other economic treatments other than those specified under Appendix 17.2. There are no agency relationships (“rapporti di agenzia”) in place. All former agency relationships have been executed and performed in compliance with applicable Laws, collective agreements and the relevant contractual obligations.

17.3.

All the Employees are duly recorded in the appropriate books and documents and the relevant relationships are, and have been, established in compliance with all applicable laws including, without limitation, enrolment in registers/accounting books/records, and any mandatory communications to the relevant competent authorities has been made (including the comunicazione UNILAV per assunzione).

17.4.

There are no directors of the Company who have – in parallel to their corporate office – an employment relationship with the Company. No directorship agreements are currently in force between the Company and any director.

17.5.

There are no individuals other than the Employees who can validly claim the existence and/or the establishment of an employment relationship with the Company and/or the payment of employment-related entitlements, nor any such claim and/or requests of payments may be validly raised by third parties (including competent authorities). No Employee is entitled to be reclassified in a higher/lower employment level/ranking and, as a result, to a higher salary and/or any other benefits, including social security contributions, or, alternatively, may claim for demotion/de-qualification and, as a result, be entitled to damages. No Employee hired for a fixed term (including fixed-term seasonal employees) – nor Authority – is entitled to claim the existence of an open-term employment relationship with the Company. No fixed-term seasonal employees – nor Authority – is entitled to claim the existence of a not seasonal / “ordinary” fixed-term relationship (rapporto di lavoro a tempo determinato non stagionale) with the Company. No Employee and no former employees have ever performed duties and/or activities in favor of group companies (including Evolve) different from the Company.

17.6.

All the Employees and former employees are, and have been, validly employed in accordance with the applicable Laws in all respects and applicable collective employment agreements, individual employment contracts, and policies, as the case may be, and the Company has complied and is in compliance with all the applicable Laws and applicable collective employment agreements, individual employment contracts, policies and practices, as the case may be, relating to employment, its establishment and its termination, social security contributions, insurance premiums and health and safety at the workplace, including but not limited to remuneration, working time, overtime, hiring, ranking, holidays, rests, leaves, immigration, data protection and taxes, as well as with any applicable Laws and all regulations on fixed-term work (“lavoro a termine”), seasonal work (“lavoro stagionale”) and on temporary work (“somministrazione di lavoro”). The Company was/is fully compliant with mandatory hiring legislation (including without limitation Law no. 68 dated March 12, 1999).

17.7.

All Employees and former employees of the Company are, and have been, duly and properly remunerated for all the services performed in the course of their relationship with the Company in compliance with the applicable Laws and the terms of the applicable collective employment agreements or individual employment contracts, policies and practices, as the case may be. Any incentive and/or bonus payment has been fully, timely and correctly included for the purpose of calculating the Trattamento Fine Rapporto, the notice period indemnity, if due, and any other economic items / direct, indirect and deferred salary items, including but not limited to the 13th / 14th month salary, paid holidays and leaves, etc.. Any obligation arising from settlement agreements is and has been duly complied with and the relevant amounts have been duly and timely paid and/or accrued.

17.8.

All amounts which have matured in favor of the Employees and former employees but are not yet payable, appropriate accruals and funds sufficient to cover the relevant payments have been fully and correctly set aside in the Locked Box Accounts or in the books and records of the Company. With respect to the remuneration paid to the Employees and former employees, all contributions and premiums have been made relating to mandatory health insurance, social security and Tax withholdings as required by the applicable Laws and collective employment agreements.

17.9.

The Company is not, and has never been, in violation or breach of, or default under, any contract and/or provision of Laws/collective agreements with the Consultants. All Consultants, former agents and former consultants, are, and have been duly compensated for their services, any relevant payment obligation (including, but not limited to, social security contributions, insurance premiums and tax withholdings) has been fully and timely complied with or adequately reserved for in accordance with accounting principles, and there are no outstanding amounts to be paid to them. Any amount due to the Consultants and whose contractual relationship with the Company shall terminate on or before the Closing shall be duly and timely paid and/or reserved and no other outstanding amount shall be due in relation to any such termination after the Closing.

17.10.

Appendix 17.10 lists the only collective agreements at any level (national, company and territorial levels) applied by the Company (the “Collective Agreements”). No special conditions of employment other than those provided by the Laws and the Collective Agreements are in place at individual or collective level. The Company complies and has fully complied in all respects with its obligations with respect to employees’ representation, labor relations, collective bargaining and union rights and temporary work-furlough schemes. There are no internal works councils instated at the Company. There are no Employees who have joined trade unions. There are no industrial or trade disputes with any trade union or other similar body representing any of the employees which involve the Company. The Company is engaged in any respect in any unfair labor practice. No strikes, stoppages, showdowns and other similar events occurred over the last 5 years.

17.11.

The Company has filed or caused to be filed, within the times and in the manner prescribed by the applicable Laws, all social security and insurance returns and social security and insurance reports which are required to be filed in relation to the Employees and former employees, the Agents and former agents, and the Consultants and former consultants.

17.12.

All social security and insurance premiums owing from the Company in relation to the Employees and Consultants after the reference date of the Locked Box Accounts and until the Closing Date will be paid or adequately provided for or reserved against in the books and records of the Company prior to the Closing.

17.13.

In the last 3 (three) years, the Company has not entered into or applied for any collective layoff or subsidized employment procedure (also entailing suspension from work/reduction working time) concerning the Employees and former employees, nor is any such procedure outstanding or any application therefor pending. There are no secondments (distacchi) to the Company or of Employees to third parties. All former secondments concerning the Company have been executed and performed in compliance with applicable Laws and the relevant contractual obligations.

17.14.

The Company has not introduced, or has agreed to introduce, any share incentive scheme or share option scheme for any Employee or Consultant. There are no supplementary schemes/insurance other than the State mandatory pension scheme. Except as set forth under Appendix 17.14, there are no contracts, resolutions or other arrangements providing for “golden parachutes”, stability agreements, non-compete covenants, confidentiality agreements, clauses providing for extension of notice period, restrictions on termination and/or special terms of termination of employment/contractual/corporate relationships, extraordinary entitlements, commitments vis-à-vis trade unions and works council, commitments to make specific investments or to guarantee a certain total number of employees, or to maintain or hire/re-hire certain/a specific number of employees.

17.15.	No Employee or Consultant is entitled to any payment as a result of the completion of the Transaction contemplated hereunder such as premium or incentive.

17.16.

Except for the Employees, no other Person (including Consultants, former agents and consultants, etc.) has a valid right to claim the status of employee (if they do not currently have employment status), permanent employees (if they currently are under a fixed-term employment agreement, including seasonal ones) of the Company, or other form of recharacterization of their relationships with the Company, or the performance of working activities at any title, and/or the violation of provisions applicable to the contractual relationship allegedly entertained, nor any such claim and/or requests of payments may be validly raised by third parties (including competent authorities), or which would otherwise entitle such Persons, or any trade union, labor and social security Authority or government agency, to collect from the Company any wages, benefits, severance indemnities, social security charges or any other sum of any nature. Furthermore, there are no Persons, including the Consultants, former agents and consultants, who have provided services to the Company in such a manner as to allow any of them to claim that they should be qualified as employees of the Company and/or in relation to their compensation, economic and regulatory treatment de facto applied to each of them.

17.17.

None of the work accidents and/or occupational diseases occurred at the Company’s premises in the last 10 (ten) years as of the date hereof have resulted in the death or serious disability of any Employees (as well as all employees and non-employees whose employment contracts have terminated in the last 5 years from the date hereof) and/or may result in any liability/expenditure/damages for the Company.

17.18.

The Company has not entered into any service agreements (contratti di appalto) in relation to the business activities carried out by the same - i.e., treatment of tomatoes (trasformazione del pomodoro) and preparation of ready-made sauces (preparazione di sughi pronti). All current and former agreements/relationships entered into by the Company for the purchase of raw materials and for the transportation of such materials (contratti di trasporto) are genuine, comply, and have complied, in all material respects with, and have been performed in all material respects in compliance with, any applicable Laws and regulations. The companies from which La Regina purchases raw materials and that carry out transportation activities, and any relevant third parties to which such activities are outsourced, are duly and properly organized to carry out their activities and act in compliance with applicable Laws, also under an immigration and H&S perspective, including with reference to establishment of employment relationships of the workforce involved, relevant economic and legal/national collective agreements treatments.

17.19.

To the best of the Sellers’ knowledge, all service agreements howsoever falling under the rules and regulations of contratti di appalto (including sub-contracts) which currently are, or have been, in place with third party service providers, by which services of any type are, or have been, rendered to the Company (jointly, the “Former and Current Service Agreements”) are genuine services agreements, comply, and have complied, in all material respects with, and have been performed in all material respects in compliance with, any applicable Laws and regulations (including, where applicable, D. Lgs. 81/2008). All employees, consultants, collaborators and individuals who have rendered or are rendering at any title services under Former and Current Service Agreements (including sub-contracts) (jointly the “Former and Current Service Agreements Individuals”) are/have been regularly hired and correctly ranked, and the relevant employment or contractual relationships have been performed, in all material respects, in compliance with any applicable Laws, regulations, collective agreements and individual contracts, and any and all the obligations pertaining to payment of salary, considerations, social security contributions, insurance premiums and tax withholdings in connection with Former and Current Service Agreements Individuals are and have been fully and timely complied with. The Company has not and cannot be held liable under applicable Laws for payment of remuneration, consideration, social security contributions, insurance premiums and taxes, penalties, and sanctions due but not paid by any contractor and/or subcontractor with respect to the Former and Current Service Agreements Individuals. There are no Former and Current Service Agreements Individuals or third parties (including competent authorities) who (a) can validly claim the existence and/or the establishment of an employment relationship with the Company, and/or the payment of employment-related entitlements and burdens; (b) can lawfully start claims/disputes against the Company in relation to injuries occurred while performing services in favor of the Company. No Person nor Authority may validly claim and/or allege the application/existence of the “caporalato” scheme to the Company.

18.	Environmental

18.1.

Save as provided in Appendix 18.1, the Company and the Real Properties have always complied and comply with all applicable environmental Laws. There are no facts and/or circumstances which cause or may cause the business activity of the Company to be suspended, interrupted, terminated, and/or negatively affected.

18.2.

Save as provided in Appendix 18.1, the Company and the Real Properties have always held and holds all environmental Authorizations for the lawful conduction of the business activity, and have always complied and comply with all the prescriptions and conditions set forth by all the environmental Authorizations. There are no facts and/or circumstances which result or may result in any environmental Authorizations being (even partially) annulled, terminated, revoked, suspended, jeopardized, varied or modified, or which prejudice or may prejudice its renewal, extension, prorogation or transfer. The validity of any environmental Authorizations will not be affected by the completion of the Transaction.

18.3.	Any Dangerous Substances have always been managed and are managed in compliance with the environmental Laws and the environmental Authorizations.

18.4.

Save as provided in Appendix 18.1, the Company has never received any notice or other communication by the Authority and/or other third parties from which it appears that: (i) the Company has been, is or may be in violation of any environmental Laws and/or environmental Authorizations; (ii) any environmental Authorization may be subject to (even partial) revocation, loss, annulment, negative modification, invalidity, suspension, early termination or denied renewal; and/or (iii) the Company may be subject to the application of sanctions of any kind with reference to the environmental Laws and/or environmental Authorizations.

18.5.

Save as provided in Appendix 18.1, no director, officer, executive, member or employee of the Company nor the Company itself are engaged in any proceeding, in Italy or abroad, whether administrative or judicial, prosecution, litigation, arbitration or settlement action, concerning environmental Laws, environmental Authorization and/or Dangerous Substances and to the best of Sellers’ knowledge, there are no facts and/or circumstances which can give rise to such proceedings by or against any director, officer, executive, member or employee the Company and/or the Company itself.

18.6.

To the best of Sellers’ knowledge, after due enquiry, all the Real Properties (as well as any property, plant and/or asset previously owned, leased or otherwise used by the Company), including the soil, subsoil and groundwater thereunder, are free from any contamination. No Real Property is included on or referred to in any register of contaminated land or any similar record or register nor are there any facts or circumstances which are likely to lead to registration in the future. The Company has never been and is not responsible (wholly or in part) for any remedial action in relation to any Real Properties and/or third-party real properties and is not subject to any investigation or inquiry by any Authority in relation to any Real Properties and/or third-party real properties.

18.7.

To the best of Sellers’ knowledge, after due enquiry, no Real Property includes aboveground and/or underground storage tanks (whether in use or disused) which have had and/or have any leakages and/or spills.

19.	Intra-group transactions

19.1.	Appendix 19.1 contains a detailed list of all the existing arrangements, agreements, transactions and/or relationships between the Company and any of their Related Parties.

19.2.

All the arrangements, agreements, transactions and/or relationships of any kind between the Company and their Related Parties have been executed and performed in full compliance with the applicable Laws, and, also with respect to intragroup-transactions, with Laws on transfer pricing and have been carried out at arm’s length.

20.	Trade Restrictions

20.1.	The Company has implemented the necessary means to comply with the Trade Restrictions (including but not limited to procedures, tools, and human resources).

20.2.	The Company complies, and has complied with, the Trade Restrictions.

20.3.

For the 10 (ten) years prior the Signing Date and the Closing Date (included), the Company has not been penalized or sanctioned by any Authority/governmental authority with respect to Trade Restrictions (whether as a result of the Company’s or Sellers’ self-disclosure or at the initiative of any Authority/governmental authority).

20.4.

There are no current or pending investigations or proceedings by any Authority/governmental authority with respect to Trade Restrictions related to the Company (whether as a result of a self-disclosure or at the initiative by any Authority/governmental authority).

20.5.

For a period of 10 (ten) years prior to the Signing Date and the Closing Date (included), neither the Company, nor any of their directors, shareholders or officers are or have been a Restricted Person.

21.	Compliance with Laws

21.1.	The Company complies, and complied with, all applicable Laws.

21.2.

None of the Sellers, the Company, any director, nor, to the best of Sellers’ knowledge, officer, employee or any other Person, acting for or on behalf of the same, has carried out, directly or indirectly - during the past 10 (ten) years - any action that would result in a violation of any applicable anti-money laundering Laws.

21.3.

No circumstance exists as a result of which the Company may be held liable for damages or penalties or may be seized or shut down (either on civil or on criminal grounds) by virtue of Legislative Decree no. 231/01 or equivalent anti-corruption/compliance Laws.

21.4.

The Company has validly adopted effectively and implemented an organizational model under Legislative Decree no. 231/01. Such organizational model is up to date and has been prepared in accordance with the applicable Law and in line with the best compliance standards.

21.5.

The Company complies, and has duly complied, with all applicable obligations under Legislative Decree No. 138/2024 (“NIS 2 Decree”), which transposes Directive (EU) 2022/2555 (“NIS 2 Directive”) into Italian law, as well as any other legislative act, guidance and provision issued over time by the National Cybersecurity Agency (“ACN”).

22.	Authorization and sanctions subject to public law

22.1.

The Company is duly qualified, and possesses all the necessary Authorizations to carry on business in each of the jurisdiction in which the ownership, operating or leasing of their assets or the conduct of its business require is to be so qualified.

22.2.

All necessary Authorizations to carry on business, including the Certified Notifications of Commencement of Activity pursuant to Regulation (EU) No. 852/2004, are irrevocably valid, fully effective, and operational, with no suspension, revocation, or challenge by any Authority, and the Company guarantees that such Authorizations remain in full force and effect without any conditions or limitations.

23.	Data protection

23.1.

Except as set forth in Clause 8.6, the Company complies, and has duly complied, with all applicable Data Protection Laws in all material respects, including the Regulation (EU) no. 2016/679 (“GDPR”), the Legislative Decree No. 196/2003, as amended, and any other applicable implementing provisions and guidelines.

23.2.

No notice or allegation has been received in writing by the Company from the competent supervisory Authority alleging a failure to comply with the data protection Laws and/or claiming a right to compensation under Data Protection Laws; there are no facts or circumstances which may give rise or form the basis to any of the foregoing.

23.3.

The Company has implemented appropriate technical and organizational measures in order to prevent unlawful and unauthorised processing of personal data held by the Company, in compliance with applicable Data Protection Laws, including but not limited to the GDPR.

23.4.

The Company has not suffered any data breaches, except for those that have been duly notified (where required by Law) and fully remedied without resulting in any outstanding liability, investigation or sanction.

23.5.

All transfer of personal data outside the European Economic Area have been and are carried out in material compliance with the Data Protection Laws, including the requirements set forth in Chapter V of the GDPR.

24.	Insurance

24.1.

The Company maintains insurance coverage in accordance with prudent business practice for insurable risks to which it is subject. Each of such insurance policies is valid and in full force and effect, or has been timely replaced with similar insurance policies, unless the insured risk has ceased. All premiums due and payable under each of such insurance policies have been paid in accordance with the applicable payment terms and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

24.2.	As the date of this Agreement, there is no claim pending under any such policy.

25.	Grants and Subsidies

25.1.

Any grant, subsidy or financial assistance, including the Invitalia Grants, from any government department or agency or any local or other Authority (including grant of favourable Tax or social contribution treatment) from which the Company has benefited or is benefiting (“Grants and Subsidies”) have been properly and lawfully obtained, in accordance with applicable Laws.

25.2.

With reference to the Grants and Subsidies, the Company: (a) has fulfilled all obligations and complied with all requirements imposed by applicable Laws and/or the relevant granting or subsequent measures; (b) regularly keeps and have kept all the relevant documentation in accordance with the requirements imposed by the Laws and/or the relevant granting or subsequent measures.

25.3.

The Company has not engaged in any conduct or omissions that, nor are there any circumstances which, may result in the forfeiture or revocation of any of the Grants and Subsidies or the obligation of the Company to provide for the full or partial repayment thereof.

26.	Due Diligence Information and Documents

26.1.

All information contained in the Due Diligence Information and Documents and disclosed to the Purchaser or any of its advisors by any of the Sellers or any of their representatives in connection with the Purchaser’s evaluation of the execution of this Agreement are true, correct and accurate in any material respect and not misleading at the time of their disclosure and remain true and accurate and not misleading up to Closing Date.

26.2.	The Purchaser has not intentionally omitted, or failed to include any information or document which would have been material for the Purchaser in evaluating the Transaction and its investment.

27.	No brokerage fees

27.1.

The Sellers have not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the Transaction, the payment of which can be validly claimed from Purchaser and/or the Company.